Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement"), dated as of this 17th day of May, 2017 (the "Effective Date"), is made and entered into by and between GLOBAL MEDICAL REIT INC., a Maryland corporation ("Purchaser"), and by SDB PARTNERS, LLC, a Texas limited liability company ("Seller").

RECITALS:

A.           WHEREAS, Seller owns a 63,823 square foot facility with approximately 5,529 square feet of additional shell space on the first floor and approximately 12,000 square feet of additional shell space on the second floor, on 10.52 acres, located at 1810 U.S. Hwy 82 W., Sherman, Texas, together with the real property, the improvements and all appurtenances thereto (the "Facility"), which defined term shall include all of the Assets (as defined in Recital C below) applicable to the Facility).

B.           WHEREAS, Seller currently leases (i) a portion of the first floor of the Facility containing approximately 29,642 square feet to Texoma Hospital Partners, LLC (“THP”), a Texas limited liability company, for operation of a sixteen (16) licensed bed long term acute care hospital known as Carrus Specialty Hospital (the “LTCH Hospital”) and (ii) a portion of the first floor of the Facility containing approximately 34,181 square feet to Carrus Rehabilitation Hospital, LLC (“Carrus Rehab”), a Texas limited liability company, for operation of a twenty four (24) licensed bed inpatient rehabilitation hospital known as Carrus Rehabilitation Hospital (the “Rehab Hospital”) (THP and Carrus Rehab collectively referred to herein as “Subtenants”) (the LTCH Hospital and the Rehab Hospital collectively referred to herein as the “Hospitals”) (the leases to the Subtenants are collectively referred to herein as the “Subleases”).

C.           WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the "Assets":

(i)          Seller’s valid and insurable fee simple title and all other rights, title and interest of Seller in and to the parcel(s) of real property on which the Facility is located, such real property being more particularly described on Exhibit A, attached hereto (the "Real Property");

(ii)         Seller’s fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the "Improvements");

(iii)        all right, title and interest of Seller, if any, in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Seller in and to the Real Property and the Improvements;

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(iv)        all personal property and fixtures owned by Seller located in the Facility and used in connection with the Facility (the “Personal Property); and

(v)         all licenses, permits and warranties benefiting the Facility that are held in Seller’s name.

D.           WHEREAS, simultaneously therewith, Purchaser and Seller intend that Purchaser will lease the Facility back to Seller pursuant to a lease in accordance with the terms set forth herein (the "Facility Lease"), it being understood that the Facility Lease will be guaranteed by Carrus Healthcare, LLC, a Texas limited liability company (the “Guarantor”), and the Subtenants, pursuant to written guaranties (the "Guaranties").

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1           Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Seller shall convey, transfer and assign the Assets to Purchaser.

1.2           Closing.

(a)          Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the "Closing") shall occur on or before 2:00 p.m. CT on the date thirty (30) days after the expiration of the Due Diligence Period (as defined in Section 1.8(b) below) (the "Closing Date"). The Closing will be effective for accounting purposes as of 12:01:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser.

(b)          On the Closing Date, all documents and other materials required from Seller under Section 10.1(b) (collectively, the "Seller Documents") and from Purchaser under Section 10.1(c) (collectively, the "Purchaser Documents") in order to effectuate the consummation of the Closing shall be delivered to the offices of Purchaser, or at such other date, time and place as Purchaser may reasonably require taking into account the relative location of any lenders. Notwithstanding the foregoing, (i) Seller may deliver all of the Seller Documents required hereunder to the Title Company (as defined in Section 4.10(b) below), as escrow agent ("Escrow Agent") or Purchaser’s counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier, and (ii) Purchaser may deliver all of the Purchaser Documents required hereunder to Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier.

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1.3          Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Twenty-six Million and No/100 Dollars ($26,000,000.00), subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to Escrow Agent (“Cash Proceeds”).

1.4          Deposit. Within three (3) business days following the Effective Date Seller will deposit the amount of Twenty-five Thousand and No/100 Dollars ($25,000.00) (the "Deposit") with the Title Company as provided herein to cover Purchaser’s out of pocket expenses. It is understood that if Purchaser terminates this Agreement for any reason other than a default by Seller, the Deposit will be refunded to Seller, less out of pocket expenses incurred by Purchaser (the “Deposit Balance”). At Closing, the Deposit Balance, if any, shall be refunded to Seller.

1.5          Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, as set forth in Section 1.3 hereof.

1.6          No Assumed Liabilities. At Closing, Purchaser shall NOT assume any liabilities or obligations of Seller whatsoever, fixed or contingent, and prior to, on and after the Closing Date, Seller shall retain and discharge in the ordinary course all liabilities and obligations of Seller. Purchaser shall not assume any contracts, equipment leases or leases, and Seller shall remain fully liable for all obligations thereon. There shall be no adjustment between Purchaser and Seller of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Seller, as tenant under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

1.7          Due Diligence Period.

(a)         Seller and Purchaser hereby acknowledge that, as of the Effective Date, Purchaser has not yet had an opportunity to conduct due diligence and fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. In order to enable Purchaser to commence its due diligence review in a timely and efficient manner, Seller agrees to deliver to Purchaser all items identified on Purchaser’s preliminary due diligence checklist attached hereto as Exhibit B (the "Preliminary Due Diligence Checklist") on or before the date five (5) days after the Effective Date (the "Diligence Delivery Date"). Purchaser may supplement the Preliminary Due Diligence Checklist as Purchaser deems appropriate and Seller shall provide the supplemental items to Purchaser within five (5) days after written request by Purchaser. To the extent Seller has any of the items on the Preliminary Due Diligence Checklist in electronic format, Seller shall send true, correct and complete copies of those items to Purchaser via the internet. To the extent Seller has items on the Preliminary Due Diligence Checklist in hardcopy, but not in electronic format, Seller shall make true, complete and correct copies of those items and deliver them to Purchaser via overnight courier. Seller shall organize all materials in accordance with the Preliminary Due Diligence Checklist and shall identify each item with reference to the number assigned to it on the Preliminary Due Diligence Checklist.

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(b)         For the period (as such period may be extended pursuant to Section  4.10(b) or (c) below, the "Due Diligence Period") commencing on the Effective Date and continuing until 6:00 p.m. CT on the forty-fifth (45th) day thereafter, Purchaser shall have the right to terminate this Agreement in the event Purchaser, in Purchaser’s sole discretion, is not satisfied with the Assets. If Purchaser does not deliver notice (in accordance with the provisions of this Agreement) to Seller on or before 6:00 p.m. CT on the last day of the Due Diligence Period that Purchaser will elect to proceed to Closing, then this Agreement shall automatically terminate, the Deposit Balance shall be paid to Seller, and the parties shall thereafter be released from all further duties and obligations under this Agreement. If Purchaser elects to proceed to Closing, then Purchaser shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Earnest Money”) with the Title Company, which shall be non-refundable, except as otherwise provided herein, and this Agreement shall remain in full force and effect.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

2.1         Organization and Qualification. Seller is a limited liability company duly organized and validly existing under the laws of the State of Texas, with full power and authority to own assets and to carry on its business as it is now being conducted and to own or lease and operate the Assets it owns or leases as and in the place now owned, leased or operated, and as will be leased pursuant to the Facility Lease, respectively.

2.2         Authority; Binding Effect.

(a)         Seller, Subtenants and Guarantor have, and at Closing will have, the full and unrestricted right, company power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions, including, without limitation, the Seller Documents, the Facility Lease and all agreements, instruments and documents being or to be executed and delivered by Seller, Subtenants and Guarantor in connection with the Facility Lease, including, without limitation, the Guaranties (collectively, "Related Documents").

(b)         This Agreement and each Related Document, upon due execution and delivery by Seller, Subtenants and Guarantor, will constitute the legal, valid, and binding obligation of Seller, Subtenants and Guarantor enforceable in accordance with its respective terms.

(c)         Seller, Subtenants and Guarantor have obtained all required company approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

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2.3         Licenses. The Hospitals are currently licensed to operate in the Facility for the uses set forth in Recital B (the “Permitted Use”). All permits, licenses, Government Program (as defined below) provider agreements and other authorizations issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Hospitals, including, without limitation, such licenses required for the Permitted Use (collectively, the "Licenses") are in good standing and neither Seller nor Subtenants have received written notice that they are in violation of any restriction or other rules, regulations, statutes, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date (collectively, "Applicable Laws") in connection with the Licenses or the Facility or otherwise affecting possession, operation and use thereof. Subtenants are the holders of all the Licenses and there are no other persons or entities that operate, manage or lease the Facility (other than Subtenants).

2.4         Governmental Authorities. Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (individually, a "Governmental Authority" and collectively, "Governmental Authorities") in connection with Seller’s execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

2.5         Taxes. All real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets that are due and payable prior to Closing have been paid or, by the time of Closing, will be paid by Seller.

2.6         No Defaults. The execution, delivery and performance of this Agreement and any of the Related Documents by Seller do not and will not:

(a)         Conflict with or result in any breach of the provisions of, or constitute a default under the articles of organization, operating agreement or other governing organizational documents, as the case may be, of Seller;

(b)         Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or any of the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets;

(c)         Create any liens or other encumbrances on the Assets in favor of third parties;

(d)         Constitute a violation of any Applicable Law of any Governmental Authority; or

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(e)         Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

2.7          Title to Property and Related Matters.

(a)         To Seller’s knowledge, there are no violations of any covenants or restrictions encumbering the Assets, and there are no violations of any Applicable Laws relating to the Licenses or the operation of the Facility for the Permitted Use or any other Applicable Laws of any Governmental Authorities applicable to the Assets or the operations thereof. Seller has no knowledge of any agreements, documents or instruments which are not recorded among the land records but which affect the title to the Facility.

(b)         Seller is the holder of insurable and valid fee simple title to the Facility free and clear of all Monetary Encumbrances (as defined in Section 4.10(b)) other than such Monetary Encumbrances as Seller shall pay and discharge in full prior to or on or at Closing.

(c)         The Facility is supplied with such utilities as are necessary for the operation of the Facility as currently operated and for its intended purpose, and Seller has no knowledge of any future plans by any utility provider to curtail or eliminate any utilities currently serving the Assets. All utilities for the Facility are in the name of THP and all utility bills and deposits required by any utility provider for accounts in THP’s name have been paid by THP.

(d)         The Facility abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable and insurable easement benefiting the Real Property upon which the Facility is located, and Seller has no knowledge of, and has received no notice that alleges any breach or default under any instrument creating any such easement or attempting to terminate or revoke such easement.

(e)         To Seller’s knowledge, there are no pending rezoning or other pending land use actions affecting the Assets or any properties in the immediate vicinity of the Assets. Seller has not received written notice of and has no knowledge of any threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets, including, without limitation, on properties in the immediate vicinity of the Assets. The current use of the Facility is lawfully permitted either as a currently conforming use or as a fully legally "grandfathered use", and there is no known violation of any Applicable Laws relating to the zoning, land use, building codes or other similar requirements of Governmental Authorities.

(f)         At the Closing, Seller shall not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person could lawfully claim a lien against the Assets.

(g)         There are no condemnation or eminent domain proceedings pending, or, to the knowledge of Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received notice, oral or written, of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the Effective Date and the Closing, Seller will give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which Seller receives written notice or obtains knowledge.

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(h)         There are no parties in possession of the Assets, or any portion thereof, other than Seller and Subtenants.

(i)          There are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.

(j)          The Assets constitute all of the assets necessary and sufficient to conduct the operation of the Facility in the manner that such operation has been conducted by Seller and as required by Applicable Laws.

2.8         Hazardous Substances.

(a)         For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances (as hereinafter defined), (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Effective Date and on the Closing Date. For purposes of this Agreement, "Hazardous Substance" shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

(b)         To Seller’s knowledge, the Assets do not contain any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facility and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines (the "Common Products"), which Common Products have been used, transported, stored and disposed of by Subtenants in compliance with all applicable Environmental Laws;

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(c)         There is no pending or, to Seller’s knowledge, threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at the Facility;

(d)         Seller has not received any notice of, and has no knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such notice or knowledge after the Effective Date;

(e)         (i) Seller has owned and Subtenants have operated the Assets in material compliance with all applicable Environmental Laws, and have obtained all necessary permits under the Environmental Laws for the operation of the Assets, (ii) none of the Assets has been used for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, and (iii) the Assets are currently in material compliance with all applicable Environmental Laws;

(f)          To Seller’s knowledge, there has been no discharge of any Hazardous Substance on or from any of the Assets during the time of Seller’s ownership or occupancy thereof; and

(g)         Seller has, or will, deliver to Purchaser copies of all reports or tests in Seller’s possession with respect to (i) the compliance of the Assets with Environmental Laws and (ii) the presence of Hazardous Substances on, in or from the Facility or the Real Property.

2.9         Subleases. Seller has provided or will provide to Purchaser true and complete copies of all Subleases prior to the Diligence Delivery Date. Each Sublease is in full force and effect; all rents due on or before the Effective Date under each Sublease have been timely paid and there has not been and there is no ongoing issue or dispute as to past rental payments; in each case, neither Seller, nor, to the knowledge of Seller, any other party to any such Sublease is in default in any respect thereunder; and no waiver, indulgence or postponement of Seller’s obligations as the lessor under the Subleases, and Seller has no knowledge of and has not received written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller (or, to the knowledge of Seller, any other party to such lease) under any such Sublease.

2.10       Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order"), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

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2.11       Survey Reports, Etc.; Compliance with Law. Seller has delivered or, pursuant to Section 1.8, will deliver to Purchaser true and complete copies of all survey reports, waivers of deficiencies, plans of correction, and any other investigation notices, warnings, correspondence or reports issued with respect to the Hospitals (collectively, "Licensing Surveys"), and Seller shall also promptly deliver to Purchaser any Licensing Surveys received, filed, arising or involving the Hospitals between the Effective Date and the Closing Date. There are no material deficiencies or violations noted in any Licensing Surveys and Subtenants have remedied, discharged and complied with all applicable plans of correction, such that there are no current violations or deficiencies with respect to any of the Licenses. Subtenants are currently conducting, and have at all times conducted, their operation of the Hospitals in material compliance with all Applicable Laws.

2.12       Capital Expenditures. Except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facility, which Seller covenants and agrees to undertake and complete in the ordinary course consistent with past practices pursuant to Section 4.1 below, Seller does not have any outstanding contracts for capital expenditures relating to the Facility, nor does Seller have any agreement, obligations or commitments for capital expenditures relating to the Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets. Seller has not deferred or delayed implementing any capital expenditures at the Facility and the Facility has been constructed to an institutional (as opposed to residential) grade, including, without limitation, fire suppression systems and construction standards related to fire suppression.

2.13       Absence of Notices. Seller has not received any written notice, and has no knowledge, that any federal, state, county, municipal or other Governmental Authority is alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Applicable Law, including, without limitation, applicable hospital licensure laws or violations under the Licenses, with respect to the Facility or any part thereof.

2.14       Financial Statements. Seller has delivered to Purchaser copies of the financial statements listed in the Preliminary Due Diligence Checklist certified by the chief financial officer of Seller, Subtenants and Guarantor (collectively, the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Facility as of such dates and the results of operation of the Facility for such periods.

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2.15       No Litigation. There are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to Seller, Subtenants, the Facility, Subtenants’ operation of the Hospitals, any of the Assets or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority.

2.16       Absence of Certain Changes or Events. From the date of last inspection of the Facility by Purchaser through the Effective Date, neither the Facility, Seller nor either Subtenant has:

(a)         Suffered any Material Adverse Change;

(b)         Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets related to or connected with the Facility having a fair market value at the time of sale, transfer or disposition of $50,000.00 or more in the aggregate, other than with respect to sales of inventory in the ordinary course of business, or cancelled, or agreed to cancel, any debts or claims relating primarily to the Facility in the amount of $50,000.00 or more in the aggregate; or

(c)         Made any change in any method of accounting or accounting practice relating to the Facility.

2.17       Condition of Assets. All of the Assets are in Seller’s possession or control and are located at or on the Facility and all of the Assets are in good repair and working order.

2.18       Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Seller in this Agreement and the statements and information set forth in the attached Exhibits are true and accurate in every material respect to the best of Seller’s Knowledge.

2.19       Materials Provided. All materials provided to Purchaser by Seller either prior to the Effective Date or during the term hereof, including, without limitation, all items on the Preliminary Due Diligence Checklist, are true, accurate and complete in all material respects to the best of Seller’s Knowledge.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

3.1         Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted.

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3.2         Authority; Binding Effect.

(a)         Purchaser has, and at Closing will have, the full and unrestricted right, corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions (collectively, "Purchaser Related Documents").

(b)         This Agreement and each Purchaser Related Document, upon due execution and delivery by Purchaser will constitute the legal, valid, and binding obligation of Purchaser enforceable in accordance with its respective terms.

(c)         Purchaser has obtained all required corporate approval required for the execution of this Agreement. If this Agreement is not terminated during the Due Diligence Period, Purchaser will have obtained all required corporate approval required for the consummation of this Agreement, the Purchaser Related Documents and all transactions contemplated hereby and thereby.

3.3         Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

ARTICLE IV.
COVENANTS OF SELLER

Seller covenants and agrees during the period after the Effective Date and through and including the Closing Date as follows:

4.1         Regular Course of Business. Seller shall: (a) cause Subtenants to operate the Hospitals in a manner consistent with all Applicable Laws, Subtenants’ past practices and industry standards for the Permitted Use; (b) maintain the Assets in good order and repair and otherwise in sufficient repair, order and condition to satisfy the representations and warranties as to the condition and quantity of the Assets set forth in Article II; (c) comply with all Applicable Laws with respect to the Assets and the operation thereof, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Hospitals and compliance with all Governmental Programs; (d) maintain and comply with, the leases with Subtenants, each without change except as expressly provided herein; (e) not make any changes or modifications in the leases with Subtenants unless such changes or modifications are in accordance with sound business judgment and do not adversely affect the operation of the Hospitals; (f) not enter into any agreements or leases that would have had to be disclosed on any exhibit hereto had such agreements or leases been entered into prior to the Effective Date without prior written notice to Purchaser and Purchaser's approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed; (g) keep in full force and effect present insurance policies through the Closing Date; (h) maintain in good standing all Licenses; (g) maintain and comply with, all Subleases, each without change except as expressly provided herein; and (h) not make any changes or modifications in any Subleases.

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4.2         Full Access and Disclosure. The term "Facility Management" means the following personnel: the principals of Seller, any personnel with managerial oversight of the Hospitals, the CEOs of the Hospitals, the head nurses at the Hospitals, and the head maintenance person at the Facility. On the Effective Date, Seller shall notify the Facility Management of the pending sale/leaseback of the Facility to Purchaser and instruct the Facility Management to fully cooperate with Purchaser and to treat the pending sale with utmost confidentiality. Thereafter, Seller shall afford to Purchaser and its counsel, accountants, environmental consultants, engineers, appraisers, lenders and other authorized representatives (collectively, "Purchaser’s Representatives") access to (i) the Facility during business hours, including, but not limited to, the roof, all FF&E, the heating and cooling systems, and (ii) any and all financial data and records, operating data and other information requested, including the Financial Statements, audits, inspection reports, plans of correction with respect to Licensing Surveys, payroll information, government program reports, employment agreements, personnel policies, and all contracts, agreements, correspondence files and other documents relating to the Hospitals (collectively, the “Hospital Data”) so that Purchaser may have a full opportunity to make such investigations of the Assets, the Facility and the Hospitals as Purchaser shall desire to make. Seller shall be entitled to have a representative present during Purchaser’s scheduled visits. Notwithstanding the foregoing, in no event shall any of Purchaser’s Representatives be permitted to enter into any rooms in which patients are present or enter into any area of the Hospitals that Seller reasonably designates as a secured area, including, without limitation, the pharmacy unless escorted by a representative of Seller. Seller shall furnish such additional financial and operating data and other information as Purchaser and Purchaser’s Representatives shall from time to time request, and Seller shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed. Each of Purchaser’s Representatives that desires access to any Hospital Data that contains individually identifiable health information will sign an appropriate Business Associate Agreement to ensure compliance with the privacy and security regulations of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, the Health Information Technology for Economic and Clinical Health Act, Public Law 111-005, and the regulations promulgated thereunder by the U.S. Department of Health and Human Services.

4.3         Borrowing. Seller shall not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon all or any portion of the Assets.

4.4         Consents. Seller shall obtain, at Seller’s cost and expense, on or prior to Closing, all consents necessary for Seller, Subtenants and Guarantor to fulfill Seller’s, Subtenants’ and Guarantor’s obligations to consummate the transactions contemplated hereby and pursuant to the Facility Lease and the Guaranties, including, without limitation, any required consents of any Governmental Authority.

4.5         Compliance with Laws. Seller shall comply with all Applicable Laws in conjunction with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership, operation and maintenance of the Facility prior to Closing.

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4.6         Taxes. Seller shall file all federal, state and local returns, and, to the extent applicable, estimates and reports and pay all amounts then due, for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the Closing Date hereunder and otherwise to the extent necessary to transfer the Facility to Purchaser in accordance with the terms of this Agreement.

4.7         No Disposition of Assets. Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for operation of the Facility.

4.8         Further Documentation. Seller agrees that following the Closing, upon request by Purchaser, Seller will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Purchaser pursuant to this Agreement. This Section shall survive Closing.

4.9         Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Seller or its representatives or disclosed to third parties (including Facility-based employees) by Seller or its representatives, other than to the extent necessary to consummate the transactions contemplated hereby or as required by Applicable Law.

4.10       Title Insurance and Survey; Environmental Assessments.

(a)         Existing Title Documents. As part of its delivery of the items on the Preliminary Due Diligence Checklist, Seller will provide to Purchaser a copy of Seller’s currently effective title insurance policy and plats and surveys in its possession that relate to the Real Property.

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(b)         Title Commitment and Survey. Purchaser, at Purchaser’s option, shall use commercially reasonable efforts to obtain the following prior to the expiration of the Due Diligence Period: (i) an updated real property survey for the Facility (the "Survey"), and (ii)  a title commitment for the Facility (the "Title Commitment"), issued by a national title company selected by Purchaser (the "Title Company"), which Title Commitment shall contain a commitment by the Title Company to issue to Purchaser a title insurance policy on an extended coverage ALTA Owner’s form, in form and substance reasonably acceptable to Purchaser (the "Title Policy") insuring the valid fee simple title to the Facility. In the event that Purchaser is unable to obtain the Survey and Title Commitment prior to the expiration of this Due Diligence Period, the Due Diligence Period shall be automatically extended until the date that is five (5) Business days after Purchaser receives both the Survey and Title Commitment, but in no event shall the Due Diligence Period be extended for more than fifteen (15) days without Seller’s consent. Seller will cause all standard exceptions to be deleted from the Title Policy at the Closing, other than exceptions for (i) such itemized matters shown on the Survey to which Purchaser does not object pursuant to the provisions hereof and (ii) taxes for the year in which the Closing occurs which are not yet due and payable, and Seller will execute and deliver or otherwise obtain such reasonable documents and instruments as the Title Company shall require, including, without limitation, Seller’s affidavits, gap indemnities and the like. Purchaser shall have until the expiration of the Due Diligence Period to give written notice to Seller accepting or objecting to the Title Commitment and Survey, with any such notice of objection specifying the exceptions or other matters to which Purchaser objects (the “Objection Notice”). Purchaser shall provide Seller with copies of the Survey and Title Commitment at the time Purchaser delivers the Objection Notice. The failure of Purchaser to object to any matter reflected in the Title Commitment or Survey prior to the expiration of the Due Diligence Period shall cause such matter to become a Permitted Encumbrance; provided, however, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, tax lien or other encumbrance affecting the Assets and capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser. Notwithstanding the foregoing, Purchaser shall not have the right to object to any matters created or consented to in separate written consent by Purchaser, all of which shall be deemed to be "Permitted Encumbrances" hereunder. If Purchaser objects to any encumbrance or other matter reflected in the Title Commitment or Survey, Seller shall have ten (10) Business Days from the date of the notice of such objection within which to cure the same (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item provided such affirmative insurance shall be reasonably satisfactory to Purchaser and any lender of Purchaser and sufficient, in Purchaser’s reasonable judgment, to adequately address Purchaser’s and any lender’s concerns with respect to such matter) and in the event Seller shall fail or refuse to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser’s election (x) to make such payments as are necessary to effect releases of such claims Seller is not prepared to cure and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit Balance shall be refunded to Seller, and neither party shall have any further rights, duties or obligations hereunder or (z) to extend the Closing Date for a period not to exceed thirty (30) days to enable Purchaser or Seller to so cure; provided, however, (i) Purchaser shall have the right, but shall not be obligated, to cure such matters, (ii) if neither party cures such matters in said thirty (30) day period, Purchaser shall again have the right to terminate this Agreement, in which case the Deposit Balance shall be refunded to Seller, and neither party shall have any further rights, duties or obligations hereunder and (iii) any such extension shall not limit or affect Seller’s absolute obligation hereunder to cure all Monetary Encumbrances. In the event that any update to the Title Commitment prior to or on the Closing Date reveals any new matter not previously shown or disclosed on the prior Title Commitment, then Purchaser will have the same rights of objection, termination and extension of the Closing Date, and Seller will have the same obligations of cure, as set forth above. In the event Seller undertakes or commits to cure any item to which Purchaser objects and does not cure the same on or before Closing, completion of such cure to Purchaser’s satisfaction shall be a condition to Purchaser’s obligation to close the transaction contemplated herein.

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(c)         Environmental Reports. Seller will provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in Seller’s possession conducted for the Facility pursuant to the Preliminary Due Diligence Checklist and Seller will permit Purchaser and its agents to conduct an environmental assessment for the Facility (the "Phase I"). Purchaser will have until the expiration of the Due Diligence Period to approve or disapprove the Phase I in writing delivered to Seller. If the Phase I recommends that a Phase II Environmental Assessment (a "Phase II") be ordered for the Facility, then Purchaser will use commercially reasonable efforts to obtain such Phase II prior to the expiration of the Due Diligence Period. If the Phase II is not completed prior to the expiration of the Due Diligence Period, the Due Diligence Period shall automatically be extended until the date that is five (5) Business Days after the date that Purchaser receives the Phase II, but in no event shall the Due Diligence Period be extended for more than fifteen (15) days without Seller’s consent. Should Purchaser disapprove of any matter set forth in the Phase I or Phase II, Purchaser shall notify Seller in writing of such disapproval at or prior to the expiration of the Due Diligence Period (as such period may be extended as contemplated above) (the "Environmental Notice"). The failure of Purchaser to deliver an Environmental Notice to Seller on or prior to the expiration of the Due Diligence Period shall be deemed to be a waiver by Purchaser of any right to disapprove any matter specifically set forth in the Phase I or Phase II, respectively. If Purchaser delivers an Environmental Notice to Seller prior to the expiration of the Due Diligence Period, Seller shall have ten (10) Business Days from the date of Seller’s receipt of such Environmental Notice in which to advise Purchaser whether or not Seller will cure the same prior to Closing, and if Seller fails or refuses to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser’s election (x) to waive the matters to which Purchaser objected and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit Balance shall be refunded to Seller, and neither party shall have any further rights, duties or obligations hereunder or (z) to extend the Closing Date for a period not to exceed thirty (30) days to enable Purchaser or Seller to so cure; provided, however, (i) Purchaser shall have the right, but shall not be obligated, to cure such matters and (ii) if neither party cures such matters in said thirty (30) day period, Purchaser shall again have the right to terminate this Agreement, in which case the Deposit Balance shall be refunded to Seller, and neither party shall have any further rights, duties or obligations hereunder.

(d)         No Solicitation. After the Effective Date and before the Closing Date, Seller shall not directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in Seller or any business combination involving Seller, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

(e)         Capital Expenditures. Seller shall complete all capital projects as needed on an emergency basis or as otherwise required to maintain the Facility in good operating condition in a good and workmanlike manner, using materials and labor, all at Seller’s sole cost and expense.

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(f)         Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser prompt written notice of (i) any representation and warranty made by Seller in this Agreement which Seller hereafter learns was inaccurate or incorrect when originally made and (ii) any event, change or occurrence which would make any representation or warranty of Seller inaccurate or incorrect as of the time of such event, change or occurrence (Seller hereby acknowledging and agreeing that all representations and warranties of Seller herein are hereby deemed to re-made and re-affirmed by Seller each and every day while this Agreement is in effect) and (iii) any event, change or occurrence which will or reasonably may be anticipated to prevent Seller from making the same representations and warranties as set forth herein on and as of the Closing Date. The giving of any such notices shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by Seller, and Purchaser shall have the right to terminate this Agreement at any time prior to Closing following receipt by Purchaser of any such notice of a materially inaccurate or incorrect representation or warranty, such determination of materiality to be made by Purchaser in a commercially reasonable manner.

ARTICLE V.

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that:

5.1          Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws Purchaser is required to comply with in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.2          Required Consents; Governmental Approvals. To Purchaser’s knowledge, there are no filings with Governmental Authorities or any permits, approvals, authorizations or consents of any Governmental Authorities or any municipality, or other governmental agency or administrative body that authorizes or regulates the operation of the Facility or the conduct of the business thereon as presently operated that are required to consummate the transactions contemplated by this Agreement.

5.3          Further Documentation. Purchaser agrees that following the Closing Date, upon request by Seller, Purchaser will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated by this Agreement.

5.4          Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness.

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ARTICLE VI.
INDEMNIFICATION

6.1         Survival of Representations and Warranties. All representations and warranties of the parties and all covenants and agreements set forth in this Agreement shall survive the Closing until the first anniversary following the Closing Date except for those set forth in Section 2.8 which shall survive the Closing indefinitely.

6.2         Indemnification by Seller. In addition to, and without limiting any indemnification obligation of Seller, as lessee under the Facility Lease, Seller unconditionally and irrevocably agrees to indemnify, defend and hold harmless Purchaser from and against any loss, cost or expense, including reasonable out of pocket attorneys’ fees, actually incurred by Purchaser and, in each case, net of any and all amounts received from insurance and other contractual and legal rights, arising from (i) the breach or violation of any representation or warranty of Seller contained herein; (ii) the failure of Seller to satisfy or perform any covenant or other provision contained herein; (iii) any violation of any covenant, condition or restriction affecting the Real Property as a result of actions of Seller prior to the Closing Date; (iv) any encroachment of buildings or other improvements onto adjoining lands or onto easements or licenses or rights-of-way located on the Real Property which is not a Permitted Encumbrances; (v) the presence or existence of any Hazardous Substance on, in or under the Real Property; and (vi) any claims made against Purchaser by any third party arising out of the transactions contemplated in this Agreement or the Exhibits hereto.

6.3         Indemnification by Purchaser. Purchaser hereby unconditionally and irrevocably agrees to indemnify, defend and hold harmless Seller from and against any and all loss, cost or expense, including costs and reasonable legal fees, actually incurred by Seller and, in each case, net of any and all amounts received from insurance and other contractual and legal rights, arising from (i) the breach or violation of any representation or warranty of Purchaser contained herein; or (ii) the failure of Purchaser to satisfy or perform any covenant or other provision contained herein; and (iii) any claims made against Seller by any third party arising out of the transactions contemplated in this Agreement or the Exhibits hereto.

6.4         Notification of Claims.

(a)         A party entitled to be indemnified pursuant to Section 6.2 or 6.3 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

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(b)         If the Indemnified Party notifies the Indemnifying Party of any claim or demand pursuant to Section 6.4(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 6.2 or 6.3, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.4(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

(c)         The Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless the Indemnified Party determines in good faith that there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will have the right to choose and fund other counsel to represent the Indemnified Party or to reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such third party claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such third party claim, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable legal expenses and out-of-pocket expenses incurred in connection with such requested participation.

(d)         An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim against an Indemnified Party or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates.

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ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article, unless waived in writing by Purchaser. The following constitute material conditions to Purchaser’s performance hereunder, the failure of any of which shall entitle Purchaser to terminate this Agreement upon written notice to Seller:

7.1         Representations and Warranties; Performance.

(a)         The representations and warranties made by Seller herein and in the Related Documents shall be true and correct in all material respects (materiality to be determined by Purchaser in a commercially reasonable manner) as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b)         Seller shall have performed and complied with each of its covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

7.2         Required Consents; Authorization.

(a)         Purchaser or its designee shall have received or obtained all internal approvals and Required Consents.

7.3         Purchaser shall have received certified copies of resolutions duly adopted by the board of directors of Seller (or Seller’s general partner, manager or members, as appropriate) approving the transactions contemplated by this Agreement.

7.4         No Destruction or Condemnation of Property. The Facility shall not have suffered material damage, destruction or condemnation loss (or received notice of an impending condemnation loss). If, after the Effective Date, the Facility incurs damage, destruction or condemnation loss (or received notice of an impending condemnation loss) which is not material damage, destruction or loss, Seller shall be required to repair any such damage, destruction or loss (in all instances to restore the Facility to fully functional status consistent with prior operation) before Purchaser shall be obligated to proceed to Closing. For the purposes of this Section, "material damage, destruction or loss," shall mean damage to, or condemnation loss (or impending condemnation loss) that (a) is reasonably expected to cost $100,000.00 or more to repair, (b) materially interferes with the operation of the Facility or (c) renders the Facility less than a functional structure in which Seller can operate the business currently conducted thereon.

7.5         No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating to Seller, Subtenants or any Guarantor that (i) prevents consummation of any of the transactions contemplated by this Agreement or the Facility Lease or Guaranty; or (ii) would cause any of the transactions contemplated by this Agreement or the Facility Lease to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

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7.6         Title Insurance. Title to the Real Property shall be as required by Section 4.10 above, Purchaser shall have received the Title Policy in the form therein free and clear of encumbrances other than the Permitted Encumbrances.

7.7         Material Adverse Change. There has been no Material Adverse Change. For purposes hereof, the term "Material Adverse Change" shall mean any change or event or effect that is materially adverse to the Assets, business or financial condition of the Seller, either Subtenants, the Guarantor or the Facility or in the adjusted net operating income of the Seller, either Subtenants, the Guarantor or the Facility, each as determined by Purchaser in a commercially reasonable fashion.

7.8         Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

8.1         Representations and Warranties; Performance.

(a)         The representations and warranties made by Purchaser herein and in the Related Documents, shall be true and correct in all material respects (materiality to be determined by Seller in a commercially reasonable manner) on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b)         Purchaser shall have performed and complied with each of its covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

8.2         Required Consents; Authorization. Seller shall have received certified copies of resolutions duly adopted by the board of directors of Purchaser or its designee (or Purchaser’s or its designee’s general partner, manager or members, as appropriate) approving the transactions contemplated by this Agreement.

8.3         No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator against Purchaser that (i) prevents consummation of any of the transactions contemplated by this Agreement or the Facility Lease; or (ii) would cause any of the transactions contemplated by this Agreement or the Facility Lease to be rescinded following consummation, provided that Seller has not solicited or encouraged any such action, suit or proceeding.

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8.4         Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents.

ARTICLE IX.
CLOSING

9.1         Possession and Closing Documents.

(a)         Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date, subject to the Facility Lease.

(b)         Closing Documents. Seller shall deliver to Purchaser on the Closing Date:

(i)          A duly executed special warranty deed conveying the Real Property and Improvements to Purchaser, free and clear of all encumbrances other than the Permitted Encumbrances (the "Deed");

(ii)         A duly executed Bill of Sale for any Personal Property in the form attached hereto as Exhibit D;

(iii)        Such additional bills of sale, certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

(iv)        Evidence of the authority of Seller to execute and deliver the Seller Documents in order to effectuate the Closing;

(v)         Duly executed affidavit in form satisfactory to obtain the Title Policy, without exception for mechanic’s, materialman’s or other statutory liens;

(vi)        A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Seller;

(vii)       A duly executed bring-down certificate in form acceptable to Purchaser, reaffirming that the representations and warranties of Seller are true and correct as of the Closing Date;

(viii)     A duly executed certificate and affidavit of non-foreign status;

(ix)        The duly executed Facility Lease and Guaranties in the form attached as Exhibit F;

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(x)          Amended and restated Subleases duly executed by each Subtenant and Seller in form and content acceptable to Purchaser, including but not be limited to the following:

A          The Subleases will mirror the provisions of the Facility Lease, as modified to the extent necessary to reflect their multi-tenant nature. The economic obligations under the Facility Lease shall be allocated to Subtenants so that the aggregate amounts payable under the Subleases matches the amounts due from Seller under the Facility Lease.

B          The Subleases will be cross-defaulted.

C          The Subleases will provide that a termination of the Facility Lease will not automatically terminate the Subleases and that, upon any termination of the Facility Lease, the Subleases will, at the option of the landlord under the Facility Lease, become direct leases with the landlord, following which the Subtenants shall have no claims, offsets or defenses to performance under the Subleases for matters arising prior to the date the same became direct leases with the landlord under the Facility Lease.

D          The Subleases will require that the rental shall be paid directly by the Subtenants to landlord under the Facility Lease.

E          The Subtenants at all times shall remain wholly owned subsidiaries of Seller, and Seller shall be the sole member of each Subtenant.

F          Neither Subtenant shall have the right to terminate either Sublease, or abate, reduce or offset any sums payable thereunder on account of a default by the Seller, as sublessor thereunder.

G          Seller may not modify, amend or terminate any Sublease without the prior written consent of landlord under the Facility Lease.

(xi)         A duly executed estoppel certificate from each Subtenant with respect to the Sublease in form and content acceptable to Purchaser;

(xii)        Any other documents reasonably required by the Title Company.

(c)         Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date, in addition to the Deposits set forth in Section 1.4 above, the following:

(i)           the duly executed Facility Lease;

(ii)          the Closing Statement; and

(iii)         the Purchase Price, subject to the prorations and further adjustments as provided for in this Agreement.

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9.2          Closing Adjustments. There shall be no adjustment of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Seller, as lessee under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

9.3          Closing Costs. Seller’s legal fees shall be borne by Seller. All other costs associated with the transaction, including without limitation, (a) any escrow or closing charges of the Title Company, (b) all costs (including recording costs) to pay off and release any Monetary Encumbrance, (c) any brokerage fees associated with this transaction, (d) the title exam fees and the premium for the Title Policy and Lender’s title policy and the cost of all title endorsements required by Purchaser or its lender, (e) any recording fees associated the recording of the Deed, (f) all grantor’s tax or other similar transfer taxes, (g) costs of any UCC searches required by Purchaser or its lender, (h) costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives during the Due Diligence Period, (i) all expenses incident to any financing obtained for the purchase of the Assets; and (j) Purchaser’s legal fees (collectively, the “Closing Expenses”) shall be capitalized and the “Acquisition Price” under the Facility Lease shall be the sum of the Closing Expenses and the Purchase Price.

ARTICLE X.
DEFAULT; REMEDIES

10.1        Purchaser’s Default. If at any time Purchaser is in default of any representation, warranty or covenant of Purchaser under this Agreement in any material respect, and Seller gives notice of such default to Purchaser ("Seller’s Notice") then Purchaser will have a period expiring on the tenth (10th) Business Day after the date of Seller’s Notice ("Purchaser’s Cure Period"), to (i) correct or cure Purchaser’s default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Seller, whereupon the Deposit Balance shall be returned to Seller, and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof.

10.2        Default Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser’s default is corrected or cured within Purchaser’s Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended at the option of Seller by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.3        Default Not Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser does not cure its default within the Purchaser’s Cure Period, then, provided that Seller has not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and an amount equal to the Deposit and the Earnest Money shall be paid to Seller by Purchaser (or the Title Company, as applicable) as Seller’s sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Seller, it being acknowledged by Seller and Purchaser that the amount of damages incurred by Seller as a result of Purchaser’s default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties’ best estimate of the damages Seller will incur as a result of such default. Seller shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive an amount equal to the Deposit and the Earnest Money pursuant hereto, and Seller hereby expressly and irrevocably waives all such other rights, powers and remedies and hereby covenants not to sue.

23

10.4        Seller’s Default. If Seller is in default of any representation, warranty or covenant of Seller under this Agreement in any material respect and Purchaser gives notice of such default to Seller ("Purchaser’s Notice"), then Seller will have a period expiring on the tenth (10th) Business Day after the date of Purchaser’s Notice ("Seller’s Cure Period"), to correct or cure Seller’s default.

10.5        Default Cured. If Seller’s default is corrected or cured within Seller’s Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended at the option of Purchaser by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.6        Default Not Cured. If Seller does not cure its default within the Seller’s Cure Period, then, provided that Purchaser has not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and the Deposit and the Earnest Money shall be paid to Purchaser by the Title Company and an amount equal to the Earnest Money shall be paid to Purchaser by Seller as Purchaser’s sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Purchaser, it being acknowledged by Seller and Purchaser that the amount of damages incurred by Purchaser as a result of Seller’s default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties’ best estimate of the damages Purchaser will incur as a result of such default. Purchaser shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive the Deposit and an amount equal to the Earnest Money pursuant hereto, and Purchaser hereby expressly and irrevocably waives all such other rights, powers and remedies and hereby covenants not to sue.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1        Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

11.2        Waiver of Compliance; Consent. Any failure of Seller, on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

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11.3        Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Seller, to:

SDB Partners, LLC

4204 North Interstate 35

Denton, TX 76207

Attn: Anbu Nachimuthu, Manager

Fax: 903-870-2731

E-mail: ANachimuthu@carrushospitals.com

with a copy to:

Coats Rose, P.C.

One Canal Place

365 Canal Street, Suite 800

New Orleans, LA 70130

Attn: Vinson J. Knight

Fax: 504-299-3071

E-mail: VKnight@coatsrose.com

If to Purchaser, to:

Global Medical REIT, Inc.

4800 Montgomery Lane, Suite 450

Bethesda, Maryland 20814

Fax: 202 380 0891

Email: AlfonzoL@GlobalMedicalREIT.com

with a copy to:

Bradley Arant Boult Cummings LLP

1600 Division Street, Suite 700

Nashville, TN 37203

Attn: Ann Peldo Cargile

Fax: 615-252-2373

Email: acargile@bradley.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement or to give title, survey or environmental objections on or before the expiration of the Due Diligence Period to send any such termination or objection notice via electronic mail which shall constitute effective delivery for purposes hereof.

25

11.4        Brokers and Finders; Expenses. The parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction except that Seller has retained New Century Capital Partners as its broker. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.5        Attorney’s Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such party in connection with any action, suit or proceeding to enforce the other’s obligations under this Agreement.

11.6        Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Purchaser may assign its rights under the Agreement to an affiliate that controls Purchaser or is controlled by Purchaser or is under common control with Purchaser, including joint venture entities in which Purchaser or its affiliates share control with third parties, without the prior written consent of Seller (each such assignee a "Purchaser’s Permitted Assignee"). Other than the foregoing, neither Purchaser nor Seller may assign this Agreement without first obtaining the other party’s written consent, which may be withheld in such other party’s sole discretion. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section, Purchaser’s Permitted Assignee(s) shall be deemed to be the Purchaser hereunder and shall be the beneficiary of all of Seller’s warranties, representations and covenants in favor of Purchaser under this Agreement. If there is more than one Seller hereunder, the obligations of Sellers hereunder shall be joint and several.

11.7        Governing Law. This Agreement shall be governed by the laws of the State or Commonwealth where the Facility is located as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

11.8        Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State or Commonwealth where the Facility is located.

11.9        Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

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11.10      Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11      Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

11.12      Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

11.13      Exhibits. Nothing in any Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Exhibit identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. Any fact or item disclosed on any Exhibit hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

11.14      Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.15      Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule; or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make.

11.16      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GLOBAL MEDICAL REIT INC.,
a Maryland corporation

By:	/s/ David A. Young
David A. Young, Chief Executive Officer

Date:	May 16, 2017

[SELLER’S SIGNATURE PAGES TO FOLLOW]

Buyer Signature Page to Carrus PSA

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

SDB PARTNERS, LLC, a Texas limited liability company

By:	/s/ Minoxi Rathrod
Name:	Dr. Minoxi Rathrod
Title:	Presient

Date:	May 16, 2017

Seller Signature Page to Carrus PSA

EXHIBIT A

Legal Description of the Real Property

Being Lot 4 of the Replat of Carrus Medical Plaza, an Addition to the City of Sherman, Grayson County, Texas, according to the Plat thereof recorded in Volume 20, Pages 175-176 of the Plat Records of Grayson County, Texas.

EXHIBIT B

THP, Carrus Rehab and Seller - Preliminary Due Diligence Checklist

1.	Company Information
a.	Bios for key management team
b.	Organizational structure and ownership charts
c.	Description of entity ownership, ownership record book, and equity holder list
d.	List of medical staff by specialty (age, board certification)
e.	Description of physician recruitment efforts and plans
f.	List/description of key contracts (physicians, managed care, suppliers, software vendors, service agreements, facilities, etc.)
g.	Insurance certificate and loss run reports (property and liability) for the Operator/Subtenants covering at least the prior three years
h.	Description of current loans and material covenants
i.	Description of any pending, threatened, or past litigations

2.	Certification, Compliance, and Regulator
a.	Accreditation certificates (JCAHO, AAAHC, etc.) and any accreditation survey reports and the responses to any noted deficiencies or to conditional accreditation
b.	Any governmental approvals, permits, certificates, registrations, licenses and the like required for the facility to conduct its business
c.	Quality reports or summary quality data for the facility
d.	Copies of Medicare Cost Report (if applicable)
e.	Summary of any notices from governmental entities regarding any possible violations

3.	Real Estate Physical Assessment Due Diligence
a.	Environmental Phase I and physical condition assessment reports
b.	Surveys, title insurance policy, and title commitments
c.	Copies of any document affecting use of property (easements, HOAs, CCRCs, liens, etc.)
d.	Building floor plans and as-built drawings, space measurement reports, and copies of any CAD files, if applicable
e.	Any certificate or license needed to occupy and use the building
f.	List of major facility capital expenditures in the past three years
g.	Fixed asset roll-forward report and depreciation schedules

4.	Financial Information
a.	Operator/Subtenants and Guarantor Financial Statements
i.	Audited financial statements for fiscal years 2011 - 2016
ii.	Business tax returns for fiscal years 2011-2016
iii.	Cash flow statement, balance sheets, changes in stockholders’ equity and cash flow as of and for the six (6) month period ended March 31, 2017.
iv.	Monthly cash flow for trailing twelve months (preferably in excel or text)
v.	Current and next year detailed budget with supporting assumptions
b.	Seller (if different than the Operator/Subtenants)
i.	Cash flow statement, income statement, and balance sheet
ii.	Year-end and year-to-date for past three years

5.	Information on real estate being sold
a.	Copies of appraisals done to obtain bank financing
b.	Copies of utility bills for past two years
c.	Copies of any leases or subleases
d.	Property tax bills for the past two years (assessment notice & tax bills)
e.	Summary/list of any building service contract (HVAC, elevators, etc.)
f.	Copies of any existing warranties on roof, mechanical, construction, etc.

6.	Revenue Due Diligence
a.	Revenue break downs, collection rate, A/R schedule, and bad debt allowance by payor for past two years, including out-of-network and co-pays percentages
b.	Description of billing and collection systems and practices
c.	Breakdown and description of reimbursement rates
d.	Utilization and occupancy stats, case volumes and revenue by specialty and by physician
e.	List/description of contracts with health insurance companies
f.	Information on referral sources, patient catchment area, market position

Seller Signature Page to Carrus PSA

EXHIBIT C

N/A

EXHIBIT D

THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale and Assignment")’ is made this ____ day of __________, 2017, by and between SDB PARTNERS, LLC, a Texas limited liability company ("Transferor"), and __________________, a ______________ ("Transferee"). All capitalized terms used herein, but not specifically defined herein, shall have the meanings given to such terms in that certain Purchase Agreement dated (the "Agreement") by and between Transferor and Transferee.

RECITALS

A.         Transferor is the owner of that certain real property located in the City of Sherman, Grayson County, Texas, consisting of approximately 10.52 acres as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the "Land"). Transferor is also the owner of all buildings, structures and other improvements situated on the Land comprising a 63,823 square foot facility with approximately 5,529 square feet of additional shell space on the first floor and approximately 12,000 square feet of additional shell space on the second floor (collectively, the "Improvements"), together with the Personal Property (as defined herein) used in connection therewith. The Land and the Improvements shall be referred to herein, collectively, as the "Facility."

B.         Pursuant to the Agreement, Transferor is required to transfer and assign to Transferee as of the Closing Date (as defined in the Agreement) all of Transferor’s right, title and interest in and to the Facility, including the Personal Property.

C.         In order to perfect the transfer and vesting of the Personal Property to and in Transferee and in order that Transferee shall be in possession of an instrument evidencing the same, as set forth more fully herein and in the Agreement, Transferor and Transferee have made and entered into this Bill of Sale and Assignment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.          Transfer and Assignment of Personal Property. Effective as of the date hereof, Transferor hereby grants, assigns, transfers, conveys and delivers to Transferee, absolutely and unconditionally, and free from all encumbrances and other claims of any kind, all of Transferor’s right, title and interest in and to the Personal Property (as defined in the Agreement). Transferor hereby warrants and defends unto Transferee, its successors and assigns, all right, title and interest in the Personal Property against every person whomsoever claiming all or any part thereof or interest therein.

2.          Acceptance. Except as otherwise provided in the Agreement, Transferee hereby accepts the foregoing transfer and assignment of Personal Property.

3.          Further Assurances. Transferor transfers the Personal Property to Transferee, its successor and assigns, to have and hold to and for its and their own use and benefit forever. Transferor, for itself and its successors and assigns, hereby covenants that, from time to time after the Closing Date, at Transferee’s request and without further consideration, Transferor shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Transferee reasonably may require to vest more effectively the Personal Property in Transferee, its successors and assigns, and to place Transferee in possession of the Personal Property, and to do all other things and execute and deliver all other instruments and documents as may be required to effect the same.

4.          Transferee’s Remedies. Transferee's remedies with respect to any claim arising from a breach of this Bill of Sale and Assignment shall be as set forth in the Agreement.

5.          Inconsistencies with the Agreement. Notwithstanding anything to the contrary contained herein, the terms of this Bill of Sale and Assignment are subject to the terms, provisions, conditions and limitations set forth in the Agreement, and this Bill of Sale and Assignment is not intended to alter the obligations of the parties to the Agreement. In the event of any inconsistencies between the terms of this Bill of Sale and Assignment and the terms of the Agreement, the parties agree that the terms of the Agreement shall control.

6.          Enforcement. In the event of any action or suit by either party hereto against the other arising from or interpreting this Bill of Sale and Assignment, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorneys’ fees, whether or not the same proceeds to final judgment.

7.          Successors and Assigns. This Bill of Sale and Assignment shall be binding upon and inure to the benefit of Transferor and Transferee and their respective successors and assigns.

8.          Counterparts. This Bill of Sale and Assignment may be executed in multiple counterparts, all of which shall be but one and the same instrument, binding on all parties when all separately executed copies have been fully delivered.

9.          Governing Law. This Bill of Sale and Assignment shall be construed and enforced according to and governed by the laws of the State in which the Land is located.

[Remainder of Page Intentionally Left Blank. Signatures on Following Page.]

Seller Signature Page to Carrus PSA

IN WITNESS WHEREOF, Transferor and Transferee have executed this Bill of Sale and Assignment as of the date first written above.

"Transferor"

SDB PARTNERS, LLC,
a Texas limited liability company

By:
Name:
Title:

"Transferee"

,
a

By:
Name:
Title:

Seller Signature Page to Carrus PSA

EXHIBIT E

N/A

EXHIBIT F

Facility Lease

LEASE

between

[AFFILIATE OF GLOBAL MEDICAL REIT, INC.], a Delaware limited liability company as Landlord

AND

SDB PARTNERS, LLC, a Texas limited liability company

as Tenant

Dated as of __________, ___, 20___

LEASE

THIS LEASE (“Lease”) is dated as of _________, ___, 20__, and is by and between __________ , a Delaware limited liability company (“Landlord”), and SDB PARTNERS, LLC, a Texas limited liability company (“Tenant”), on the other hand.

SECTION 1

1.1           Premises; Term. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, all of Landlord’s rights and interests in and to the following (collectively, the “Premises”):

(a)	the real property or properties described in Exhibit A hereto (the “Land”);

(b)	all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions thereto (collectively, the “Leased Improvements”);

(c)	all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the “Related Rights”);

(d)	all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment; and built in oxygen and vacuum systems (if any), all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); and

(e)	the machinery, equipment, furniture and other personal property described on Exhibit B attached hereto, together with any other items of personal property conveyed to Landlord pursuant to the Purchase Contract, together with all replacements, modifications, alterations and substitutes therefor (whether or not constituting an upgrade) (collectively, “Landlord’s Personal Property”).

SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions and other matters that affect the Premises as of the date hereof or the Commencement Date or that are created thereafter as permitted hereunder, to have and to hold for (1) the Fixed Term (as defined below), and (2) the Extended Terms provided for in Section 19.1, unless this Lease is earlier terminated as hereinafter provided.

SECTION 2

2.1           Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated “Sections,” “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Lease; (d) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; and (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Section, Section or other subdivision:

Acquisition Price: The sum of (i) $26,000.000.00, which is the Purchase Price for the Premises; and (ii) $____________, which is equal to the Closing Expenses under the Purchase Contract.

Additional Charges: As defined in Section 3.2.

Affiliate: Any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the definition of Controlling Person below, and Section 24.1.1 below, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, limited liability company or other legal entity, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), Fifty Percent (50%) or more of any class of voting security or equity interests of such entity, (ii) any Subsidiary of such entity and (iii) any Subsidiary of a Person described in clause (i).

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: The United Stated Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

Build-out Allowance: The sum of $2,000,000.00.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

Capital Additions: One or more new buildings, or one or more additional structures annexed to any portion of any of the Leased Improvements, or the material expansion of existing improvements that are constructed on any parcel or portion of the Land during the Term including the construction of a new wing or new story, or the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements or any portion thereof. The Build-out Improvements shall be a Capital Addition.

Capital Addition Costs: The costs of any Capital Addition made to the Premises whether paid for by Landlord, including (i) all permit fees and other costs imposed by any governmental authority, the cost of site preparation, the cost of construction including materials and labor, the cost of supervision and related design, engineering and architectural services, the cost of any fixtures, and if and to the extent approved by Landlord, the cost of construction financing; (ii) fees paid to obtain necessary licenses and certificates; (iii) if and to the extent approved by Landlord in writing and in advance, the cost of any land contiguous to the Premises that is to become a part of the Premises purchased for the purpose of placing thereon the Capital Addition or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same; (iv) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Addition during construction; (v) the cost of title insurance; (vi) reasonable fees and expenses of legal counsel; (vii) filing, registration and recording taxes and fees; (viii) documentary stamp and similar taxes; and (ix) all reasonable costs and expenses of Landlord and any Person that has committed to finance the Capital Addition, including (1) the reasonable fees and expenses of their respective legal counsel; (2) printing expenses; (3) filing, registration and recording taxes and fees; (4) documentary stamp and similar taxes; (5) title insurance charges and appraisal fees; (6) rating agency fees; and (7) commitment fees charged by any Person advancing or offering to advance any portion of the financing for such Capital Addition.

Capital Reserve Fund: As defined in Section 21.1.1.

Carrus HC: Carrus Healthcare, LLC, a Texas limited liability company.

Carrus Rehab: Carrus Rehabilitation Hospital, LLC, a Texas limited liability company.

Code: The Internal Revenue Code of 1986, as amended.

Collateral: As defined in Section 16.7.1.

Commencement Date: The date hereof.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Controlling Person: Any (i) Person(s) that, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and (ii) Person(s) that controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s).

Coverage Requirement. A minimum EBITDARM/Rent ratio from Tenant operations of 2:1, based on a trailing twelve (12) months.

CPI Increase: The percentage increase from (a) the CPI in effect two months prior to the Commencement Date; to (b) the CPI in effect two months prior to the applicable anniversary of the Commencement Date. “CPI” shall mean the monthly index of the “All Items” Consumer Price Index for Urban Consumers, 1982-84=100, compiled by the U.S. Department of Labor, Bureau of Labor Statistics. If at the time of such computation no CPI is compiled and published by any agency of the federal government, then the statistics reflecting cost of living increases for the periods specified above, as compiled by an institution, organization or individual generally recognized as an authority by financial and insurance institutions, shall be used as a basis for such computations.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

EBITDARM: For any period, NOI, adjusted to add thereto, to the extent allocable to the Premises, without duplication, (i) interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) rental expense; and (v) management fee expenses, in each case determined in accordance with GAAP, to the extent applicable.

Environmental Costs: As defined in Section 37.4.

Environmental Laws: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees and/or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Event of Default: As defined in Section 16.1.

Extended Term(s): Two (2) consecutive terms of ten (10) years each.

Fair Market Value: The fair market value of the Premises, or applicable portion(s) thereof, determined in accordance with the appraisal procedures set forth in Section 34 and this definition. Fair Market Value shall be obtained by assuming that the Premises, or applicable portion(s) thereof, are unencumbered by this Lease. Fair Market Value shall also be the higher value obtained by valuing the Premises, or applicable portion(s) thereof, for their highest and best use or as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the negative value of (i) any deferred maintenance or other items of repair or replacement of the Premises; (ii) any then current or prior licensure or certification violations and/or admissions holds; and (iii) any other breach or failure of Tenant to perform or observe its obligations hereunder, shall not be taken into account in determining Fair Market Value; rather, the Premises shall be deemed to be in the condition required by this Lease (i.e., reasonably good order and repair) and Tenant shall at all times be deemed to have operated the Premises in compliance with and to have performed all obligations of the Tenant under this Lease.

Fiscal Year: Tenant’s Fiscal Year, which now ends December 31 in each calendar year, with the new Fiscal Year beginning on the following January 1. If Tenant changes its Fiscal Year at any time during the Term, Tenant shall promptly give Landlord notice specifying such change. If any such change is made, all reporting and accounting procedures set forth in this Lease shall continue to be made in accordance with GAAP. Any appropriate adjustments to such procedures as a result of such change shall be made upon the mutual consent of Landlord and Tenant. No such change or adjustment shall alter the Term, and Tenant shall bear any accounting costs reasonably incurred by Landlord as a result of any such change or adjustment.

Fixed Term: The period of time commencing on the Commencement Date and ending at 11:59 p.m. where the Premises are located on the expiration of the twentieth (20th) Lease Year.

Fixtures: As defined in Section 1.1(d).

Follow-On Capital Coverage Requirement. A minimum EBITDARM/Post Follow-On Capital Rent ratio from Tenant operations of 2.25:1, based on a trailing twelve (12) months.

Follow-On Capital Payment: The least of (a) the increase in value of the Premises following the Build-out Improvements, which shall be determined by a new appraisal of the Premises obtained at Tenant’s expense that is acceptable to Landlord in its sole discretion, minus the Acquisition Price and the Build-out Allowance; (b) $5,000,000.00; and (c) the maximum amount that would satisfy the Follow-On Capital Coverage Requirement.

GAAP: Generally accepted accounting principles consistently applied.

Guarantors: Carrus HC, THP and Carrus Rehab.

Guaranties: The Guaranties of even date herewith executed by Guarantors.

Handling: As defined in Section 37.4.

Hazardous Substances: Collectively, any medical waste, petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Impositions: Collectively, all taxes, including capital stock, franchise and other state taxes, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Premises and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Premises, (ii) the Premises or any parts thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the leasing or use of the Premises or any parts thereof; provided, however, that the following shall be expressly excluded from the definition of “Impositions”: (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord, (2) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the Premises or the proceeds thereof, (3) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Mortgages, and (4) any principal or interest on any indebtedness on the Premises for which Landlord is the obligor, except to the extent that any tax, assessment, tax levy or charge, of the type described in any of clauses (1), (2) or (3) above is levied, assessed or imposed in lieu of or as a substitute for any tax, assessment, levy or charge which is otherwise included in this definition of an “Imposition.”

Insurance Requirement: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Intangible Property: All accounts, proceeds of accounts, rents, profits, income or revenues derived from the use of rooms or other space within the Premises or the providing of services in or from the Premises; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, commercial tort claims and causes of action, now owned or hereafter acquired by Tenant (including any right to any refund of any Impositions) arising from or in connection with Tenant’s operation or use of the Premises; all licenses and permits now owned or hereinafter acquired by Tenant which are necessary or desirable for Tenant’s use of the Premises for the Primary Intended Use, including, if applicable, any certificate of need or similar certificate; the right to use any trade name or other name associated with the Premises; and any and all third-party provider agreements (including Medicare and Medicaid, if applicable),

Investment Amount: The sum of Acquisition Price, plus all Capital Addition Costs funded by Landlord, if any.

Land: As defined in Section 1.1(a).

Lease: As defined in the preamble.

Lease Year: Each period of twelve (12) full calendar months from and after the Commencement Date, unless the Commencement Date is a day other than the first (1st) day of a calendar month, in which case the first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) month following the month in which the Commencement Date occurs and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year; provided, however, that the last Lease Year during the Term may be a period of less than twelve (12) full calendar months and shall end on the last day of the Term.

Leased Improvements: As defined in Section 1.1(b).

Legal Requirements: (i) All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, including those affecting the Premises, Tenant’s Personal Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (1) require repairs, modifications or alterations in or to the Premises and all Tenant’s Personal Property, (2) in any way adversely affect the use and enjoyment thereof, or (3) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance, and (ii) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant except as otherwise expressly permitted hereunder) affecting the Premises.

Landlord: As defined in the preamble.

Landlord’s Personal Property: As defined in Section 1.1(e)

Letter of Credit Requirements: As defined in Section 21.3.

Manager: Carrus HC.

Management Agreement: Collectively, that certain Management Agreement dated ______________ between THP and Carrus HC and that certain Management Agreement dated ______________ between Carrus Rehab and Carrus HC.

Minimum Net Worth: Four Million Dollars ($4,000,000.00), consisting of any combination of demonstrable tangible and fixed assets of Tenant and Guarantors collectively, including without limitation impounds and reserves required by Landlord, the Capital Reserve Fund and the Rent Reserve Fund, all as determined in accordance with GAAP.

Minimum Rent: The amount of minimum rent as determined pursuant to Section 3.1.

Minimum Required Liquidity: Initially, six (6) months of Rent. Once the Adjusted EBITDARM/Rent ratio from Tenant operations equals at least 2.5:1 for two consecutive Quarters, the Minimum Required Liquidity shall be reduced to three (3) months of Rent.

Mortgage: Any mortgage, deed of trust or other security agreement securing any indebtedness or any other encumbrance placed on any Premises by Landlord.

Mortgagee: The holder of any Mortgage.

Mortgage Documents: With respect to each Mortgage and Mortgagee, the applicable Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

Mortgage Reserve Account: As defined in Section 36.3.2.

NOI: The total revenues of the Tenant generated solely from the Premises for a given period less all operating expenses of the Tenant for such period. For purposes of this definition, the term “operating expenses” shall include (i) management fees equal to the greater of (A) 5% of gross revenues of Tenant, or (B) the actual management fees charged by the Manager (which shall in no event exceed 6% of gross revenues of Tenant), and (ii) replacement reserves equal to [$ ] per annum, but shall not include depreciation, amortization, impairments or interest expense.

Occupancy Arrangement: Any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Premises.

Occupant: Any Person having rights of use, occupancy or possession under an Occupancy Arrangement.

Officer’s Certificate: A certificate of Tenant signed by an officer duly authorized to so sign on Tenant’s behalf.

Overdue Rate: The lesser of (a) the Prime Rate, as published in The Wall Street Journal from time to time, plus four percent (4%) per annum, or (b) the maximum rate of interest allowed to be charged by applicable law.

Payment Date: Any due date for the payment of the installments of Minimum Rent or any other sums payable under this Lease.

Person: Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Personal Property: All machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory (including raw materials, work in process and finished goods), supplies and other personal property used or useful in the use of the Premises for their Primary Intended Use, other than Fixtures.

Post Follow-On Capital Rent. The increased Rent on account of the Follow-On Capital Payment, as provided in Section 10.1.5.

Premises: As defined in Section 1.1.

Primary Intended Use: The operation of a licensed and Medicare certified long term care hospital with not less than 16 beds and a licensed and a Medicare certified inpatient rehabilitation hospital with not less than 24 beds (collectively, the “Hospitals”) and such other uses necessary or incidental to such use.

Purchase Contract: That certain Purchase Agreement dated ______, 2017, by and between Tenant and Landlord’s Affiliate.

Qualified Capital Expenditures: Expenditures capitalized (as opposed to expensed) in accordance with GAAP on the books of Tenant for any of the following: replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and replacement of siding; roof replacements, including replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior and normal maintenance and repairs needed to maintain the quality and condition of the Premises in the market in which it operates, but excluding any other “alterations” as defined in Section 10.1.

Quarter: During each applicable Fiscal Year, the first three (3) calendar month period commencing on the first (1st) day of such Fiscal Year and each subsequent three (3) calendar month period within such Fiscal Year

Related Rights: As defined in Section 1.1(c).

Rent: Collectively, Minimum Rent, Additional Charges and all other amounts payable under this Lease.

Rent Reserve Fund: As defined in Section 21.1.

Return Rate. Eight and eight-tenths percent (8.80%).

State: The State or Commonwealth in which the Premises are located.

Subsidiaries: Corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

Subtenants: THP and Carrus Rehab.

Tenant: As defined in the preamble.

Tenant’s Personal Property: The Personal Property other than Landlord’s Personal Property.

Term: The Fixed Term and any Extended Terms, unless earlier terminated pursuant to the provisions hereof.

THP: Texoma Hospital Partners, LLC, a Texas limited liability company.

Unsuitable for Its Primary Intended Use: A state or condition of the Premises such that by reason of Condemnation, in the good faith judgment of Landlord and Tenant, the Premises cannot be operated on a commercially practicable basis for the Primary Intended Use.

SECTION 3

3.1         Rent.

3.1.1           Method and Timing of Payment. Tenant shall pay to Landlord in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent during the Term. Payments of Minimum Rent shall be made by wire transfer of funds initiated by Tenant to Landlord’s account or to such other Person as Landlord from time to time may designate in writing. For the entire Fixed Term and each Extended Term, Tenant shall pay to Landlord Minimum Rent monthly, in advance, on or before the first (1st) day of each calendar month. The first monthly payment of Minimum Rent shall be payable on the Commencement Date (prorated as to any partial calendar month at the beginning of the Term).

3.1.2           Minimum Rent for First Lease Year. For the period from the Commencement Date and through and including the expiration of the first (1st) Lease Year, annual “Minimum Rent” shall initially be in an amount equal to _____________________ Dollars ($ ________________), which is based on the Return Rate on the Acquisition Price. The annual Minimum Rent shall be payable in twelve (12) equal monthly installments (each such installment is referred to herein as “monthly Minimum Rent”) and shall be increased by the same percentage of any Capital Addition Costs funded by Landlord, if any.

3.1.3           Minimum Rent Increases during Fixed Term. At the commencement of the second (2nd) Lease Year of the Fixed Term and at the commencement of each successive Lease Year thereafter during the Fixed Term, the monthly Minimum Rent shall increase to an amount equal to one hundred two and five tenths percent (102.5%) of the monthly Minimum Rent payable during the last full month of the previous Lease Year.

3.1.4           Minimum Rent during Extended Terms. At the commencement of each Lease Year during the Extended Term, monthly Minimum Rent shall be adjusted to an amount equal to Fair Market Rent, as provided in Section 19.2.

3.2         Additional Charges. In addition to the Minimum Rent, (i) Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease; and (ii) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (i) above, Tenant shall also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the “Additional Charges”), and Landlord shall have the same remedies in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.

3.3         Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the amount of which will be difficult to ascertain. Accordingly, if any installment of Rent shall not be paid within five (5) business days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment per month until paid, or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, the amount unpaid, including any late charges, shall bear interest at the Overdue Rate compounded monthly from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.4         Net Lease. This Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease. The Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit (as applicable) of the installments of Minimum Rent and Additional Charges throughout the Term.

SECTION 4

4.1         Impositions.

4.1.1           Subject to Section 4.4, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment. Subject to Section 4.4, Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments, but in no event later than thirty (30) days prior to the date the same would become delinquent.

4.1.2           Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and shall pay all taxes associated with such tax returns, and Tenant shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Premises and Tenant’s Personal Property and shall pay all taxes associated with such tax returns.

4.1.3           Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required returns and reports to taxing authorities. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns and to the extent practicable, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

4.1.4           Subject to the conditions set forth in Section 12.1, Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense as aforesaid, shall reasonably cooperate with Tenant in such protest, appeal, or other action but at no cost or expense to Landlord.

4.1.5           Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord has actual knowledge, but Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligations hereunder to pay such Impositions.

4.1.6           Impositions imposed or assessed in respect of the tax-fiscal period during which the Term commences or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such commencement or termination, and Tenant’s obligation to pay its prorated share thereof shall survive termination of this Lease.

4.2         Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Premises. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Landlord, Tenant and/or the Premises by reason of any of the easements, covenants, conditions and/or restrictions affecting or benefiting the Premises and/or any part(s) thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Premises, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3         Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant hereunder.

4.4         Impound Account.

4.4.1           Notwithstanding any provision of this Lease to the contrary, at any time during the Term, Landlord may elect to pay Impositions directly and/or carry insurance pursuant to Section 13 below and require that Tenant make monthly deposits for Landlord’s insurance premiums. If Landlord makes such election, Landlord shall notify Tenant thereof, and Tenant shall pay to Landlord all Impositions and/or insurance premiums as provided below.

4.4.2           Tenant shall deposit into an impound account as directed by Landlord (the “Impound Account”), (a) at the time each payment of Minimum Rent is due by Tenant under this Lease, an amount equal to one-twelfth of (i) Tenant’s estimated annual Impositions relating to real estate and personal property taxes, of every kind and nature, required pursuant to Section 4.1, and (ii) the estimated amount of insurance premiums required to procure the insurance coverage required to be maintained (or paid for) by Tenant pursuant to Section 13 below; and (b) within thirty (30) days following Landlord’s election under Section 4.4.1, such amounts, when considered with the monthly payments to be made by Tenant pursuant to this Section, as may reasonably be required to pay the full amount of such Impositions and insurance premiums at the time the same become next due, all as reasonably determined by Landlord. The estimated amounts described in clauses (a) and (b) of the preceding sentence shall be established by Landlord in its reasonable discretion and may be adjusted from time to time by Landlord in its reasonable discretion. The cost of administering the Impound Account shall be paid by Tenant.

4.4.3           At the time any payment of Impositions and/or insurance premiums for the insurance coverages required pursuant to Section 13 below is due, and upon request by Tenant, accompanied by copies of all tax bills, invoices or other evidence reasonably satisfactory to Landlord of the amounts so due, Landlord shall apply funds on deposit with Landlord in the Impound Account to the appropriate amount due to the appropriate taxing authority and/or insurance provider: provided, however, that (a) Landlord shall have no obligation (i) to deliver funds in excess of the total amount of funds held in the Impound Account, or (ii) to apply sums deposited for taxes to payment of insurance or sums deposited for insurance to payment of taxes, (b)  if the deposits in the Impound Account are insufficient to pay the amount due, Tenant shall be obligated to fund any shortfall upon demand; and (c) upon the occurrence of an Event of Default, Landlord shall not be obligated to make such payments, but may instead apply funds in the Impound Account to payment of Tenant’s other obligations under this Lease in such order as Landlord may determine.

4.4.4           No amount deposited with Landlord or into an Impound Account established pursuant to this Section shall be or be deemed to be escrow or trust funds. At Landlord’s option and in Landlord’s discretion, any amounts deposited with Landlord may be either held in a separate account or commingled by Landlord with the general funds of Landlord. Tenant shall not be entitled to interest on funds deposited with Landlord or contained in any Impound Account established pursuant to this Section. Any amounts deposited with Landlord or contained in any Impound Account established pursuant to this Section shall be solely for the protection of Landlord and the Premises and entail no responsibility on Landlord’s part beyond the application of such amounts as provided above.

4.4.5           In the event of a transfer of Landlord’s interest in the Premises or an assignment of Landlord’s interest in this Lease, Landlord shall have the right to transfer to the transferee the amounts deposited by Tenant in the Impound Account, and thereupon without any further agreement between the parties, Landlord shall be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such amounts to such a transferee/assignee. The amounts deposited by Tenant with Landlord or in any Impound Account established by Landlord pursuant to this Section may also be assigned as security in connection with a Mortgage.

4.4.6           Any refund due from any taxing authority in respect of any Imposition funded from the Impound Account shall be paid over to Tenant if no Event of Default shall have occurred and this Lease has terminated. Otherwise, any such other refund shall be paid over to, or retained by, Landlord and applied (a) if no Event of Default exists and this Lease has not terminated, to the payment future Impositions; or (b) if an Event of Default exists, to the payment of Tenant’s obligations under this Lease in such order of priority as Landlord shall determine.

SECTION 5

5.1         No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly set forth in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of damage to or destruction of the Premises, Condemnation of the Premises, any claim that Tenant has or might have against Landlord, or any bankruptcy, insolvency, reorganization or other proceedings affecting Landlord or any assignee or transferee of Landlord, or for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever that may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Premises and/or any part(s) thereof; or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by any termination of this Lease other than by reason of an Event of Default.

SECTION 6

6.1         Ownership of the Premises. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Premises upon the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall, at its expense, repair and restore the Premises to the condition required by Section 9.1.4.

6.2         Personal Property. During the Term, Tenant shall, as necessary and at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Tenant’s Personal Property and replacements thereof which shall be the property of and owned by Tenant. Except as provided in Section 16.7, Landlord shall have no rights to Tenant’s Personal Property during the Term. Tenant shall insure that Subtenants provide and maintain during the entire Term all Personal Property necessary in order to operate the Hospitals in compliance with all licensure and certification requirements, all Legal Requirements and all Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. In addition, Tenant shall be required to replace, modify, alter or substitute any of Landlord’s Personal Property that has become obsolete or worn out with personal property of equal or better quality. Any such replacements, modifications, alterations or substitutions (whether or not upgrades thereof) shall become Landlord’s Personal Property.

6.3         Transfer of Capital Additions to Landlord. Upon the expiration or earlier termination of this Lease (unless such termination is the result of Tenant’s purchase of the Premises), all Capital Additions not owned by Landlord shall become the property of Landlord, free of any encumbrance, and Tenant shall execute all documents and take any actions reasonably necessary to evidence such ownership and discharge any encumbrance. Notwithstanding anything to the contrary in this Lease, upon the expiration or earlier termination of this Lease, Landlord shall not be obligated to reimburse Tenant for any replacements, rebuildings, alterations, additions, substitutions, and/or improvements that are surrendered as part of or with the Premises.

SECTION 7

7.1         Condition of the Premises. Tenant acknowledges that it has been managing or operating the Premises and has knowledge of the condition of the Premises. Tenant is leasing the Premises “AS IS” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the date hereof. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2         Use of the Premises.

7.2.1           Tenant covenants that it will obtain and maintain, or it will ensure that Subtenants, as applicable, obtain and maintain all authorizations and approvals needed to use and operate the Premises for such the Primary Intended Use and any other use conducted on the Premises as may be permitted from time to time hereunder in accordance with Legal Requirements including applicable licenses, provider agreements, permits, and Medicare and/or Medicaid certification (if applicable).

7.2.2           Tenant shall use or cause to be used the Premises and the improvements thereon for the Primary Intended Use. Tenant shall not use the Premises or any part(s) thereof for any other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2.3           Tenant shall operate continuously the entire Premises in accordance with the Primary Intended Use. Tenant shall devote the entirety of the Premises to the Primary Intended Use, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use. Tenant shall ensure that Subtenants do not modify the services offered or take any other action (e.g., removing patients or directing patients, or prospective patients, to another facility) if such modification of services or the taking of such action would materially reduce gross revenues from the Premises or the Fair Market Value of the Premises. Tenant shall ensure that Subtenants at all times maintain an adequate staff for the service of its patients, in each case assuming an occupancy and/or use level that is not less than the average occupancy and/or use level for similar facilities in the State. Tenant shall employ its best judgment, efforts and abilities to ensure that Subtenants operate the entirety of the Premises in such a manner so as to enhance the reputation and attractiveness of the Premises.

7.2.4           Tenant shall ensure that Subtenants conduct their business at the Premises in conformity with the standards of patient care practice provided in similar facilities in the State.

7.2.5           Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.6           Tenant shall neither suffer nor permit the Premises or any part(s) thereof, or Tenant’s Personal Property, to be used in such a manner as (a) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (b) may make possible a claim of adverse use or possession, or an implied dedication of the Premises or any part(s) thereof.

7.2.7           There shall be no change in the holder of any license for the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed in connection with an approved Transfer.

7.3         Landlord Grant of Easements. Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant’s cost and expense, but subject to the approval of Landlord, (a) grant easements and other rights in the nature of easements; and (b) release existing easements or other rights in the nature of easements which are for the benefit of the Premises. Except as set forth in Section 36.1 with respect to granting Mortgages, or unless otherwise requested by Tenant, Landlord shall not grant any easements or impose any covenants, conditions or restrictions on the Premises without Tenant’s consent, which consent shall not be unreasonably withheld.

7.4         Preservation of Value. Tenant acknowledges that a fair return to Landlord on its investment in the Premises is dependent, in part, on the concentration on the Premises during the Term of the core community business of Tenant and its Affiliates in the geographical area of the Premises. Tenant further acknowledges that diversion of patients, from the Premises to other facilities or institutions and/or reemployment by Tenant of management or supervisory personnel working at the Premises following the expiration or earlier termination of this Lease at other facilities or institutions owned, operated or managed, whether directly or indirectly, by Tenant or its Affiliates could have a material adverse impact on the value and utility of the Premises. Accordingly, Landlord and Tenant agree as follows:

7.4.1           During the Term and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates, directly or indirectly, shall operate, own, manage or have any interest in or otherwise participate in or receive revenues from any other facility or institution providing services or goods similar to those provided in connection with the Premises and its Primary Intended Use, within a twenty (20) mile radius outward from the outside boundary of the Premises. All distances shall be measured on a straight line rather than on a driving distance basis. In the event that any portion of such other facility or institution is located within such restricted area, the entire facility or institution shall be deemed located within such restricted area.

7.4.2           For a period of two (2) years following any termination of this Lease for an Event of Default by Tenant, neither Tenant nor any of its Affiliates shall hire, engage or otherwise employ any management or supervisory personnel working solely on or solely in connection with the Premises.

7.4.3           Except as required for medically appropriate reasons and except as may be necessary in connection with a casualty, prior to and after the expiration or earlier termination of this Lease, Tenant shall not recommend or solicit the removal or transfer of any patients from the Premises to any other facility or institution.

7.4.4           Tenant shall not reduce or allow to be reduced, either permanently or temporarily, the number of licensed beds at the Premises by more than the greater of (a) five (5) beds; or (b) ten percent (10%) from that number set forth in the definition of the Primary Intended Use.

7.5         Management. Without the prior consent of Landlord, Tenant will not change the Manager or terminate, modify or amend the Management Agreement. All management fees paid under the Management Agreement shall be subordinate to Rent. Rent will be paid and received, and current under this Lease, before and until any management fees are distributed to the Manager.

SECTION 8

8.1         Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Section 12.1 regarding permitted contests, Tenant or Subtenants, as applicable, at their expense, shall at all times (a) comply with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Premises and Tenant’s Personal Property, whether or not compliance therewith may require structural changes in any of the Leased Improvements; and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Premises and Tenant’s Personal Property for the applicable Primary Intended Use and for the proper erection, installation, operation and maintenance of the Premises and Tenant’s Personal Property. If, after thirty (30) days of receiving notice from Landlord, Tenant fails to comply with the provisions of this Section, Landlord may, but shall not be obligated to, enter upon the Premises and make all Capital Additions and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises, and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such actions. Notwithstanding the foregoing, in no event shall any of representative of Landlord be permitted to enter into any rooms in which patients are present or enter into any area of the Hospitals that Tenant or Subtenants reasonably designates as a secured area, including, without limitation, the pharmacy unless escorted by a representative of Tenant or Subtenants. Tenant covenants and agrees that none of the Premises, Tenant’s Personal Property or any Capital Additions shall be used for any unlawful purpose.

SECTION 9

9.1         Maintenance and Repair.

9.1.1           Tenant, at its expense, shall maintain the Premises and the Tenant’s Personal Property in good order and repair, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which might impair the value or the usefulness of the Premises for the Primary Intended Use.

9.1.2           Landlord shall not under any circumstances be required to (a) build or rebuild any improvements on the Premises; (b) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (c) maintain the Premises in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3           Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (a) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Premises or any part(s) thereof; or (b) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Premises or any part(s) thereof.

9.1.4           Unless Landlord shall convey any of the Premises to Tenant pursuant to the provisions of this Lease, Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Premises to Landlord in the condition in which the Premises was originally received from Landlord or (if applicable) were originally introduced to the Premises, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear.

9.2         Encroachments; Restrictions. Tenant shall take all steps necessary to cause the Leased Improvements to not encroach upon any property, street, right-of-way, easement or set-back line, or to not violate any restrictive covenant or other agreement affecting the Premises.

SECTION 10

10.1       Build-out Agreement.

10.1.1           Provided no Event of Default has occurred and remains uncured, Tenant shall have the right to build out the 5,529 square feet of shell space on the first floor shown on Exhibit A-1 (the “Build-out Space”), subject to the terms and conditions set forth below.

10.1.2           If Tenant exercises its build-out option, Tenant shall perform all tenant improvements in the Build-out Space (the “Build-out Improvements”) in accordance with Exhibit E.

10.1.3           Upon funding of the Build-out Allowance as provided in Exhibit E, the annual Minimum Rent shall be increased as of the date of disbursement by the Return Rate on the amount of the Build-out Allowance funded by Landlord. Landlord and Tenant shall enter into a written agreement modifying and supplementing this Lease and specifying the amount of the Build-out Allowance that has been funded and the increase in the Minimum Rent.

10.1.4           Provided no Event of Default has occurred and remains uncured, if Tenant completes the Build-out Improvements as provided herein, Tenant shall have the option of requesting the Follow-On Capital Payment from Landlord between months twenty-four (24) and sixty (60) of the Term (the “Follow-On Capital Qualification Period”), as long as the Follow-On Capital will be used to expand the Premises, as approved by Landlord in its sole discretion. It shall be a condition of receiving the Follow-On Capital Payment that Tenant provide Landlord all documentation reasonably required by Landlord to establish the amount of the Follow-On Capital Payment and the purposes for which it will be used (the “Follow-On Capital Documentation”) within the Follow-On Capital Qualification Period. If approved, Landlord shall fund the Follow-On Capital Payment within thirty (30) days after receipt of the Follow-On Capital Documentation. Upon funding of the Follow-On Capital Payment, the annual Minimum Rent shall be increased as of the date of disbursement by the Return Rate on the Follow-On Capital Payment. Landlord and Tenant shall enter into a written agreement modifying and supplementing this Lease and specifying the amount of the Follow-On Capital Payment and the increase in the Minimum Rent.

10.1.5           Any termination of this Lease shall terminate all rights of Tenant with respect to the Build-out Allowance and the Follow-On Capital Payment. The rights of Tenant with respect to the Build-out Allowance and the Follow-On Capital Payment shall not be severable from this Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of this Lease. Landlord's consent to any assignment of this Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee.

10.1.6           If this Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if Tenant shall have subleased the Premises to any party other than Subtenants or assigned this Lease with respect to all or any portion of the Premises to any party other than Subtenants, then immediately upon such termination, sublease, or assignment, the rights under this Section 10.1 shall simultaneously terminate and become null and void. Such right is personal to Tenant and non-transferable. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL THE ASSIGNEE UNDER A COMPLETE OR PARTIAL ASSIGNMENT OF THIS LEASE, OR A SUBTENANT UNDER A SUBLEASE OF THE PREMISES, HAVE ANY RIGHT TO EXERCISE THE RIGHTS GRANTED UNDER THIS SECTION.

10.2       Construction of Other Capital Additions and Other Alterations to the Premises. Without the prior written consent of Landlord, Tenant shall not (a) make any Capital Additions on or structural alterations to the Premises; (b) enlarge or reduce the size of the Premises or otherwise materially alter or affect (other than repair and replacement thereof) any main building systems, including any main plumbing, electrical or heating, ventilating and air conditioning systems; or (c) make any Capital Additions or other alterations which would tie in or connect with any improvements on property adjacent to the Land. Tenant may, without Landlord’s prior written consent, make any alterations, additions, or improvements (collectively, “alterations”) to the Premises if such alterations are not of the type described in either clause (a), (b) or (c) above, so long as in each case: (i) the same do not (A) decrease the value of the Premises, (B) affect the exterior appearance of the Premises, or (C) adversely affect the structural components of the Leased Improvements or the main electrical, mechanical, plumbing or ventilating and air conditioning systems; (ii) the same are consistent or better in terms of style, quality and workmanship to the original Leased Improvements and Fixtures; (iii) the same are constructed and performed in accordance with the provisions of this Section; and (iv) the cost thereof does not exceed, in the aggregate, $250,000 for any twelve (12) month period. Any alterations (other than alterations described in clauses (a), (b) or (c) above, and other than alterations which meet the foregoing requirements of clauses (i), (ii), and (iii) and (iv) above) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent Landlord’s prior written consent shall be required in connection with any alterations or Capital Additions, Landlord may impose such conditions thereon in connection with its approval thereof as Landlord in its sole but reasonable judgment deems appropriate. Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed alterations which do not require Landlord’s consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (ii) and (iii) above. With respect to any Capital Additions or alterations permitted hereunder, (A) all work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements; (B) promptly following the completion of such construction, Tenant shall deliver to Landlord “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (C) if by reason of the construction thereof, a new or revised Certificate of Occupancy for any component of the Premises is required, Tenant shall obtain and furnish a copy of the same to Landlord promptly upon completion thereof. Notwithstanding anything to the contrary in this Section 10.2, Tenant may, without Landlord’s prior written consent, make any alterations required by any governmental or regulatory authority having jurisdiction over the Premises or the Hospitals so long as the same meet the requirements of clauses (ii) and (iii) above.

SECTION 11

11.1       Liens. Subject to the provisions of Section 12.1 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises, excluding, however, the matters that exist as of the Commencement Date.

SECTION 12

12.1       Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (a) the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Premises; (b) neither the Premises nor the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (c) neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; and (d) Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Premises or the Rent by reason of such nonpayment or noncompliance. If any such contest is finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

SECTION 13

13.1       General Insurance Requirements. During the Term, Tenant or Subtenants shall at all times keep the Premises, and all property located in or on the Premises, including all Capital Additions, the Fixtures and the Personal Property, insured with the kinds and amounts of insurance described below. Each element of the insurance described in this Section shall be maintained with respect to the Premises and the Personal Property and operations thereon. This insurance shall be written by companies authorized to do insurance business in the State in which the Premises is located. All liability policies must name Landlord as an “additional insured.” All property, loss of rental and business interruption type policies shall name Landlord as “loss payee.” Losses shall be payable to Landlord and/or Tenant as provided in Section 14. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Mortgagee”) securing any indebtedness or any other encumbrance placed on any Premises in accordance with the provisions of Section 36.3.1 (“Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement; provided that Landlord delivers the name and address of any such Mortgagee to Tenant. Any loss adjustment shall require the written consent of Landlord, Tenant and each Mortgagee. Evidence of insurance shall be deposited with Landlord and, if requested, with any Mortgagee(s). The policies shall insure against the following risks:

13.1.1           Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, earthquake (including earth movement), sinkhole and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 13.2) and including a building ordinance coverage endorsement;

13.1.2           Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Premises, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

13.1.3           Flood (when the Premises is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

13.1.4           Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Sections 13.1.1, 13.1.2 or 13.1.3;

13.1.5           Bodily injury and property damage under a policy of commercial general liability insurance (including broad form property damage and broad form contractual liability), with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Three Million and No/100 Dollars ($3,000,000.00) in the annual aggregate and a commercial umbrella liability policy of Five Million and No/100 Dollars ($5,000,000.00); and

13.1.6           Medical professional liability, with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Three Million and No/100 Dollars ($3,000,000.00) in the annual aggregate.

13.2       Replacement Cost. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If Landlord believes that the replacement cost has increased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company (the “Impartial Appraiser”) approved by Tenant. The determination of the Impartial Appraiser shall be final and binding on the parties hereto. Upon receipt of such determination by the Impartial Appraiser, Landlord shall notify Tenant thereof, and Tenant shall forthwith increase the amount of the insurance carried pursuant to this Section to the amount so determined by the Impartial Appraiser. Landlord shall pay the fee, if any, of the Impartial Appraiser. If Tenant has made improvements to the Premises, including any Capital Additions, Landlord may, at Tenant’s expense, have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

13.3       Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance as may be reasonably required from time to time by Landlord and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant or Subtenants on the Premises in accordance with Legal Requirements.

13.4       Landlord Election. Notwithstanding anything to the contrary set forth herein, upon written notice to Tenant, Landlord shall have the right to elect to carry the insurance set forth under subsections 13.1.1, 13.1.2, 13.1.3, 13.1.4 and 13.1.5 and such other insurance required by Landlord’s Mortgagee, in which event Tenant shall be responsible for and shall reimburse Landlord for the payment of all insurance premiums for all such insurance carried by Landlord. Landlord shall provide Tenant with copies of all such insurance policies. Unless Landlord otherwise directs Tenant to make payments to the Impound Account as provided in Section 4.4, Tenant shall reimburse Landlord for all such insurance premium payments made by Landlord within thirty (30) days after receipt of Landlord’s invoice or notification of payment for same. If Tenant’s makes insurance payments to the Impound Account, Landlord shall use the deposits for insurance in the Impound Account to pay for Landlord’s insurance; provided if the deposits for insurance in the Impound Account are insufficient to pay for the same, Tenant shall be obligated to fund any shortfall upon demand.

13.5       Waiver of Subrogation. All insurance policies carried by either party covering the Premises and Tenant’s Personal Property including property insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.

13.6       Policy Requirements. All of the policies of insurance referred to in Section 13.1 shall be written in form satisfactory to Landlord and by insurance companies with a policyholder rating of “A” and a financial rating of “X” in the most recent version of Best’s Key Rating Guide. Additionally, all of the insurance referred to in subsections 13.1.1, 13.1.2, 13.1.3, 13.1.4 and 13.1.5 shall be on an occurrence (rather than a claims-made) basis. Tenant shall deliver the policies required under Section 13.1, or certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, shall deliver to Landlord’s reasonable satisfaction, evidence of renewal at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State of similar size and financial condition; provided, however, that in no event shall the deductibles for any medical professional liability policies or general liability policies exceed $25,000.00.

13.7       Increase in Limits. If Landlord shall at any time reasonably believe the limits of the insurance required of Tenant hereunder to be either excessive or insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Landlord and Tenant. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by Landlord’s Mortgagee.

13.8       Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Section, Tenant’s obligation to carry the insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section are otherwise satisfied. For any liability policies covering any other facilities in addition to the Premises, Landlord may require excess limits as Landlord reasonably determines.

13.9       No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies. All insurance required of Tenant hereunder shall be primary and non-contributory with respect to any insurance carried by Landlord.

SECTION 14

14.1       Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Premises under any policy of insurance required to be carried hereunder shall be paid to Landlord and made available by Landlord to Tenant from time to time for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Premises. Any excess proceeds of such insurance remaining after the completion of (and payment for) the restoration or reconstruction of the Premises (or in the event neither Landlord nor Tenant is required or elects to repair and restore, all such insurance proceeds) shall be retained by Landlord, except as otherwise specifically provided below in this Section. All salvage resulting from any risk covered by insurance shall, at Landlord’s option, belong to Landlord.

14.2       Casualty.

14.2.1           If the Premises is damaged or destroyed by fire or other casualty, Tenant shall restore such Premises to substantially the same condition as existed immediately before such damage or destruction.

14.2.2           If the cost of the repair or restoration exceeds the amount of proceeds received by Landlord from the insurance required to be carried hereunder, Tenant shall contribute any excess amounts needed to restore the Premises, including, without limitation any deductibles. Such difference shall be paid by Tenant to Landlord together with any other insurance proceeds, for application to the cost of repair and restoration.

14.3       No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration. All proceeds payable by reason of any loss of rental or business interruption under any policy of insurance required to be carried by Tenant hereunder shall be paid to Landlord and, provided that no Event of Default has occurred and is continuing, Landlord shall (a) apply, on a monthly basis, all such proceeds paid by reason of loss of rental towards Tenant’s obligation to pay Rent; and (b) after Rent has been paid, make available to Tenant for Tenant’s operating costs (e.g., payment of salaries, taxes, etc.), on a monthly basis, all such proceeds paid by reason of business interruption. Any excess proceeds of such insurance remaining after such rent and operating costs have been paid shall be delivered to Tenant.

14.4       Waiver. Tenant waives any statutory rights of termination that may arise by reason of any damage or destruction of the Premises.

SECTION 15

15.1       Condemnation.

15.1.1         Total Taking. If the Premises are totally and permanently taken by Condemnation, this Lease shall terminate as of the day before the Date of Taking.

15.1.2         Partial Taking. If a portion of the Premises is taken by Condemnation, this Lease shall remain in effect if the Premises is not thereby rendered Unsuitable for Its Primary Intended Use (except that this Lease shall terminate with respect to the portion of the Premises so taken), but if the Premises are thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as of the day before the Date of Taking. In the event of any such partial taking in which this Lease is not so terminated and such partial taking affects the building (as opposed to components of the Premises such as parking, landscaping, sidewalks, etc.), Minimum Rent shall be adjusted in a manner that is fair, just and equitable to both Landlord and Tenant, based upon, among other relevant factors, the loss of beds or units, if any, in the Premises.

15.1.3         Restoration. If there is a partial taking of the Premises and this Lease remains in full force and effect pursuant to Section 15.1.2, Landlord shall make available to Tenant the portion of the Award necessary and specifically identified or allocated for restoration of the Premises and Tenant shall accomplish all necessary restoration whether or not the amount provided or allocated by the Condemnor for restoration is sufficient.

15.1.4         Award Distribution. Subject to Section 15.1.3 above, the entire Award shall belong to and be paid to Landlord, except that Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses.

15.1.5         Temporary Taking. The taking of the Premises and/or any part(s) thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During any shorter period, which shall be considered a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.1.6         Sale under Threat of Condemnation. A sale by Landlord to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are pending, shall be deemed a Condemnation for purposes of this Lease. Subject to Tenant’s consent, which shall not be unreasonably withheld, Landlord may, without any obligation to Tenant, agree to sell and/or convey to any Condemnor all or any portion of the Premises free from this Lease and the rights of Tenant hereunder without first requiring that any action or proceeding be instituted or pursued to judgment.

SECTION 16

16.1       Events of Default. Any one or more of the following shall constitute an “Event of Default”:

16.1.1         a default shall occur under any other lease or other agreement or instrument, now or hereafter with or in favor of Landlord or any Affiliate of Landlord and made by or with Tenant or any Affiliate of Tenant where such default is not cured within applicable notice and cure periods in such lease, agreement or instrument;

16.1.2         Tenant shall fail to pay any installment of Rent by the fifteenth (15th) day of the applicable calendar month and does not cure such failure within ten (10) days of notice from Landlord that the same is past due;

16.1.3         except as otherwise specifically provided for in this Section, if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant commences to cure such failure within such 30-day period and thereafter proceeds promptly and with reasonable diligence to cure the failure and diligently completes the curing thereof; provided, however, that (i) such notice shall be in lieu of and not in addition to any notice required under applicable law; and (ii) in no event shall the cure period set forth above continue for more than sixty (60) days after the initial notice of such default is delivered by Landlord to Tenant;

16.1.4         Tenant or any Guarantor shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors, consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

16.1.5         Tenant or any Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing a receiver of Tenant or Guarantor or of the whole or substantially all of Tenant’s or Guarantor’s property and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

16.1.6         Tenant or any Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets (except to the extent such a sale is expressly permitted hereunder);

16.1.7         any breach or default of the provisions of Section 24.1 occurs;

16.1.8         any of the representations or warranties made by Tenant herein or by any Guarantor in the Guaranty proves to be untrue when made in any material respect;

16.1.9         any license or third-party provider reimbursement agreements material to operation of the Hospitals in the Premises for the Primary Intended Use are at any time terminated or revoked or suspended and not reinstated within thirty (30) days of such termination, revocation or suspension;

16.1.10       (i) any local, state or federal agency having jurisdiction over the operation of the Hospitals removes the greater of (A) five (5) or more patients located in the Hospitals, or (B) ten percent (10%) or more of the patients located in the Hospitals; (ii) any local, state or federal agency having jurisdiction over the operation of the Hospitals reduces the number of licensed beds in the Hospitals by more than the greater of (A) five (5) beds, or (B) ten percent (10%) in the aggregate from that number set forth on the Primary Intended Use; (iii) Tenant or Subtenants, without the consent of Landlord, voluntarily reduces the number of licensed beds in the Hospitals by more than the greater of (A) five (5) beds or (B) ten percent (10%) from that number set forth in the Primary Intended Use; or (iv) Tenant or Subtenants, without the consent of Landlord, voluntarily removes from service (so-called “bed banking”) five (5) or more licensed beds in the Hospitals;

16.1.11       Tenant fails to give notice to Landlord not later than ten (10) days after any notice, claim or demand from any governmental authority, or any officer acting on behalf thereof, of any material violation of any Legal Requirement with respect to the operation of the Premises. For purposes of this subsection, a “material violation” shall mean a violation of any such Legal Requirement that is reasonably likely to (i) have a material adverse effect on Tenant’s operations in the Premises; or (ii) impose any liability on Landlord;

16.1.12       Tenant fails to cure or abate any material violation (except for violations being contested by Tenant pursuant to Section 12.1 hereof) occurring during the Term that is claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of the Premises, and within the time permitted by such authority for such cure or abatement. For purposes of this subsection, a “material violation” shall mean a violation of any such law, order, ordinance, rule or regulation that is reasonably likely to (i) have a material adverse effect on Tenant’s operations in the Premises; or (ii) impose any liability on Landlord;

16.1.13       Tenant fails to notify Landlord within three (3) business days after receipt of any notice from any governmental agency terminating or suspending or reflecting a material risk of imminent termination or suspension, of any material license or certification relating to the Hospitals;

16.1.14       (i) the revocation of any license granted to Tenant or Subtenants that is material to the operation of the Hospitals; (ii) the decertification of the Hospitals from participation in the Medicare or Medicaid reimbursement program if participation in such programs is applicable and is material to the operation of the Hospitals; or (iii) the issuance of a stop placement order against Tenant, provided that such revocation, decertification and such stop placement order is not rescinded within thirty (30) days;

16.1.15       any default and acceleration of any indebtedness of borrowed money in excess of $250,000 of Tenant, Guarantors or any Affiliate of Tenant or Guarantors has occurred;

16.1.16       any default shall occur under any Guaranty;

16.1.17       Tenant or its Affiliates, as applicable, shall fail to comply with the provisions of Section 47.1 below;

16.1.18       Tenant fails maintain the Coverage Requirement for two (2) consecutive Quarters, and thereafter does not meet the Coverage Requirement within the two (2) successive Quarters immediately after receipt of notice thereof from Landlord; or

16.1.19       Tenant and Guarantors fail to maintain the Minimum Net Worth; provided, however, that such event shall only constitute an Event of Default hereunder if Landlord delivers notice of such failure to Tenant and if such failure continues beyond any cure period expressly afforded by Landlord to Tenant in such notice (it being agreed, however, that the decision as to whether a cure period shall be granted and the duration of such cure period, if any, shall be determined by Landlord in its sole and absolute discretion).

16.2       Certain Remedies. If an Event of Default shall have occurred, Landlord may terminate this Lease, by giving Tenant notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to this Section, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord possession of the Premises and quit the same and Landlord may enter upon and repossess the Premises by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any of Tenant’s Personal Property from the Premises.

16.3       Damages. The (a) termination of this Lease; (b) repossession of the Premises; (c) failure of Landlord, notwithstanding reasonable good faith efforts, to relet the Premises; (d) reletting of all or any portion of the Premises; or (e) failure or inability of Landlord to collect or receive any rentals due upon any such reletting, shall not relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Premises to and including the date of such termination. Thereafter, following any such termination, Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for an Event of Default by Tenant, the sum of:

16.3.1         the worth at the time of award of the unpaid Rent (including all monthly Minimum Rent) which had been earned at the time of termination,

16.3.2         the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided,

16.3.3         the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) for the balance of the then current Term (not including any Extended Terms that have not yet been exercised, but including any Extended Term which has been exercised but has not yet commenced) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, plus

16.3.4         any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in subsections 16.3.1 and 16.3.2 above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in subsection 16.3.3 above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus One Percent (1%). Alternatively, if Landlord does not elect to terminate this Lease, then Tenant shall pay to Landlord, at Landlord’s option, as and for agreed damages for such Event of Default without termination of Tenant’s right to possession of the Premises and any Capital Additions, each installment of said Rent (including the monthly Minimum Rent) and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable with respect to the Premises, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

16.4       Receiver. Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Premises and/or of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5       Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Section, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession; and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6       Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default that are made to Landlord rather than Tenant due to the existence of an Event of Default (including all rentals received as a result of any reletting) shall be applied to Tenant’s obligations in the order which Landlord may determine or as may be prescribed by the laws of the State in which the Premises are located.

16.7       Landlord’s Security Interest. The parties intend that if an Event of Default occurs under this Lease, Landlord will control Tenant’s Personal Property and the Intangible Property so that Landlord or its designee or nominee can operate or re-let the Premises intact for their Primary Intended Use. Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Tenant hereunder, Landlord and Tenant agree as follows:

16.7.1         Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in, and an express contractual lien upon, all of Tenant’s right, title and interest in and to Tenant’s Personal Property, and all of Tenant’s right, title and interest in and to the Impound Account established pursuant to Section 4.4 above (collectively, the “Collateral”). This Lease constitutes a security agreement covering all such Collateral. The security interest granted to Landlord with respect to Tenant’s Personal Property in this subsection is intended by Landlord and Tenant to be subordinate to any security interest granted in connection with the financing or leasing of all or any portion of the Tenant’s Personal Property or in connection with any accounts receivable financing so long as the lessor or financier of such Tenant’s Personal Property or accounts receivable agrees to give Landlord written notice of any default by Tenant under the terms of such lease or financing arrangement, to give Landlord a reasonable time following such notice to cure any such default and consents to Landlord’s written assumption of such lease or financing arrangement upon Landlord’s curing of any such defaults.

16.7.2         Tenant hereby authorizes Landlord to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Landlord’s security interest in the Collateral. In addition, if required by Landlord at any time during the Term, Tenant shall execute and deliver to Landlord, in form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to perfect or continue the perfection of Landlord’s security interest in the Collateral. In the event Tenant fails to execute any financing statement or other documents for the perfection or continuation of Landlord’s security interest, Tenant hereby appoints Landlord as its true and lawful attorney-in-fact to execute any such documents on its behalf, which power of attorney shall be irrevocable and is deemed to be coupled with an interest.

16.7.3         Tenant will give Landlord at least thirty (30) days’ prior written notice of any change in Tenant’s name, identity, jurisdiction of organization or corporate structure. With respect to any such change, Tenant will promptly execute and deliver such instruments, documents and notices and take such actions, as Landlord deems necessary or desirable to create, perfect and protect the security interests of Landlord in the Collateral.

16.7.4         Upon the occurrence of an Event of Default, Landlord shall be entitled to exercise any and all rights or remedies available to a secured party under the Uniform Commercial Code, or available to a lessor under the laws of the State, with respect to Tenant’s Personal Property and the Intangible Property, including the right to sell the same at public or private sale.

SECTION 17

17.1       Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder within fifteen (15) days after written demand by Landlord (except in case of emergencies), Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Premises for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. Notwithstanding the foregoing, in no event shall any of representative of Landlord be permitted to enter into any rooms in which patients are present or enter into any area of the Hospitals that Tenant or Subtenants reasonably designate as a secured area, including, without limitation, the pharmacy unless escorted by a representative of Tenant or Subtenants. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.

SECTION 18

18.1       Intentionally Omitted

SECTION 19

19.1       Renewal Terms. Provided that no Event of Default has occurred and is continuing, either at the date of exercise or upon the commencement of an Extended Term (as hereunder defined), then Tenant shall have the right to renew this Lease with respect to all (but not less than all) of the Premises for the Extended Term(s). Tenant shall be deemed to have exercised its renewal options in this Section unless Tenant gives written notice to Landlord of Tenant’s election not to exercise such renewal option at least twenty-four (24) months prior to the expiration of the then applicable current Term. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, except for the Minimum Rent, which shall be as set forth in Section 19.2.

19.2       Determination of Fair Market Rent. If Tenant’s renewal option is deemed exercised as provided in the preceding Section, Landlord shall notify Tenant of the proposed Fair Market Rent for the Premises at least eight (8) months prior to the expiration of the then applicable Term. “Fair Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the applicable Extended Term, based upon the rents generally in effect for new leases of space in the area in which the Premises are located of equivalent quality, size, utility and location, with the length of the extended term and the credit standing of Tenant to be taken into account. In no event shall the Fair Market Rent be less than the Minimum Rent set forth herein for the immediately preceding Lease Year. Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements. If Tenant does not accept the rate set forth in Landlord’s notice, Tenant shall have the right, upon notice sent to Landlord within fifteen (15) days of receipt of Landlord’s notice containing the proposed Fair Market Rent, to require that Fair Market Rent be determined by an appraisal. If Tenant does not so notify Landlord, Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord’s notice. In the event Tenant elects to have an appraisal, the following shall apply:

19.2.1         Landlord shall send written notice to Tenant ("Landlord's Notice") designating the name of Landlord’s independent, third party Rental Appraiser (“Landlord’s Rental Appraiser”).

19.2.2         Within five (5) days of receipt of Landlord’s notice, Tenant shall notify Landlord of either (i) Tenant’s acceptance of Landlord’s Rental Appraiser; or (ii) the name of Tenant’s independent third party Rental Appraiser (“Tenant’s Rental Appraiser”). If Tenant fails to so notify Landlord, Tenant shall be deemed to have accepted Landlord’s Rental Appraiser.

19.2.3         If Tenant accepts Landlord’s Rental Appraiser, the Fair Market Rent shall be determined by Landlord’s Rental Appraiser within thirty (30) days of Landlord's Notice.

19.2.4         If Tenant does not accept Landlord’s Rental Appraiser, within thirty (30) days of Landlord's Notice, Landlord’s Rental Appraiser and Tenant’s Rental Appraiser shall each state what they believe the Fair Market Rent to be. If the two (2) rates vary by five percent (5%) or less, then the Fair Market Rent shall be the average of the two (2) rates. If the two (2) rates vary by more than five percent (5%), such two Rental Appraisers shall select an independent third party Rental Appraiser no later than sixty (60) days after Landlord's Notice, and within five (5) days after such appointment, the third Rental Appraiser shall select one (1) of the two (2) rates set by Landlord’s Rental Appraiser and Tenant’s Rental Appraiser as the Fair Market Rent.

19.2.5         Each party shall bear the cost of its Rental Appraiser; provided, however (i) if Tenant accepts Landlord’s Rental Appraiser, the parties shall share equally the cost of Landlord’s Rental Appraiser; or (ii) if a third Rental Appraiser is appointed, the parties shall share equally the cost of such third Rental Appraiser.

19.2.6         “Rental Appraiser” shall mean a real estate broker who has a minimum of five (5) years’ experience in the Sherman, Texas leasing market for properties similar to the Premises, who is licensed by the State and who is not affiliated with either party or involved in an active transaction with either party.

SECTION 20

20.1       Holding Over. If Tenant shall for any reason remain in possession of the Premises after the expiration or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month one hundred fifty percent (150%) of the sum of (a) monthly Minimum Rent applicable to the prior Lease Year, together with (b) all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

SECTION 21

21.1       Capital Reserve Fund. Tenant will maintain and demonstrate, on demand from Landlord, a cash (including cash equivalents and accounts receivable) account on its balance sheet in the initial amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Capital Reserve Fund”) for Qualified Capital Expenditures. Tenant will contribute Five Thousand and No/100 Dollars ($5,000.00) per month to the Capital Reserve Fund until such time as the Capital Reserve Fund contains One Hundred Fifty Thousand and No/100 Dollars ($150,000.00). Tenant may use the cash account to pay for Qualified Capital Expenditures (a “Capital Reserve Fund Draw”). If a Capital Reserve Fund Draw occurs, then Tenant or Guarantors will replenish the Capital Reserve Fund to One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) within twelve (12) months thereafter. The Capital Reserve Fund will count as part of any cash reserve requirement and in the Minimum Net Worth computation.

21.2       Rent Reserve Fund. Tenant will maintain and demonstrate, on demand from Landlord, a cash (including cash equivalents and accounts receivable) account on its balance sheet, or alternatively, at Tenant’s option, a letter of credit (the “Rent Reserve Letter of Credit”) at least equal to the Minimum Required Liquidity (the “Rent Reserve Fund”). Tenant may use the cash account or direct the Landlord to draw upon the Rent Reserve Letter of Credit, as applicable, to pay Rent (a “Rent Reserve Fund Draw”). If a Rent Reserve Fund Draw occurs, then Tenant will apply all net cash flow to replenish the Rent Reserve Fund until the Rent Reserve Fund reaches the Minimum Required Liquidity. The Rent Reserve Fund will count as part of any cash reserve requirement and in the Minimum Net Worth computation.

21.3       Letter of Credit Requirements. The following requirements shall apply to any letters of credit posted by Tenant in connection with this Lease (the “Letter of Credit Requirements”):

21.3.1         Each letter of credit must be unconditional, irrevocable and in substantially the form attached hereto as Exhibit C (or another form satisfactory to Landlord).

21.3.2         Each letter of credit must be issued by a financial institution having offices located in New York, New York and otherwise reasonably satisfactory to Landlord.

21.3.3         Tenant understands that Landlord is relying upon the financial condition of the issuer of the letter of credit, as a primary inducement to Landlord to lease the Premises to Tenant. In the event Moody’s rating on the issuer’s long term senior debt becomes less than Baa2 while the letter of credit is outstanding, Landlord may notify Tenant of such fact, and Tenant shall have five (5) days from the date of such notice within which to either (i) secure the letter of credit with additional collateral acceptable to Landlord in its sole discretion; (ii) provide a substitute letter of credit in the same form as the letter of credit but issued by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody’s or equivalent rating service; or (iii) have the letter of credit confirmed by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody’s or equivalent rating service. Failure to do one of the foregoing within such time shall constitute an Event of Default and shall entitle Landlord to present the letter of credit for payment at any time after such default, without providing Tenant any further notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection 21.3.13, below.

21.3.4         Each letter of credit mush expressly permit partial drawings on multiple occasions.

21.3.5         Each letter of credit shall provide that it is assignable by Landlord without charge to Landlord and without limitation on the permitted number of assignments.

21.3.6         Unless otherwise provided herein, the initial letter of credit shall expire no sooner than twelve (12) months from the date thereof. The letter of credit must be satisfactorily renewed or replaced with replacement letters of credit meeting all of the Letter of Credit Requirements except that the expiration date shall be no less than twelve (12) months from the date of issuance. Such renewal or replacement letters of credit must be in Landlord’s possession no later than sixty (60) days prior to the expiration of the then current letter of credit. Tenant shall be responsible for obtaining such renewal or replacement letters of credit at its sole expense. Failure to renew a letter of credit in accordance with the foregoing will entitle Landlord to present the letter of credit for payment, without providing Tenant any notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection 21.3.13, below.

21.3.7         Each letter of credit shall provide that it will be honored upon a signed statement by Landlord that Landlord is entitled to draw upon such letter of credit under this Lease and shall require no signature or statement from any party other than Landlord.

21.3.8         Each letter of credit shall provide that, following the honor of any drafts in an amount less than the aggregate amount thereof, the financial institution shall return the original letter of credit to Landlord and Landlord’s rights as to the remaining amount of such letter of credit will not be extinguished.

21.3.9         In the event of a transfer of Landlord’s interest in the Premises, Landlord may transfer any letter of credit held by Landlord to the transferee and thereupon shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of any such letter of credit to a new Landlord.

21.3.10       Landlord’s rights in and to any letter of credit may be assigned and pledged by Landlord to a Mortgagee as security in connection with a Mortgage.

21.3.11       Tenant will not assign or encumber the letter of credit or any part thereof and agrees that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

21.3.12       Upon the occurrence of an Event of a Default, in addition to any or all of its other remedies contained in this Lease, Landlord shall have the right (but not the obligation) to present the letter of credit for payment and to draw thereon, in whole or in part. In the event of any such draw, Landlord may require that Tenant forthwith provide Landlord with an additional letter of credit in an amount sufficient to restore the aggregate amounts of the letter(s) of credit held by Landlord to the amount prior to such draw.

21.3.13       Landlord may use or apply the whole or any part of the amounts drawn on the letter(s) of credit (the “Proceeds”) for the payment of Tenant’s obligations under this Lease. Any Proceeds not otherwise applied to amounts then due Landlord shall serve as security for the prompt, full, and faithful performance by Tenant of the terms and provisions of this Lease. Tenant’s obligation to furnish the letter of credit and any use, application or retention by Landlord of all or any part of the Proceeds shall not be deemed in any way to constitute liquidated damages for any default by Tenant, or to limit the remedies to which Landlord is otherwise entitled under the terms of this Lease. In the event the Proceeds are reduced below the original amount of the letter of credit by such use or application, Tenant shall deposit with Landlord, within ten (10) days after notice, an amount sufficient to restore the amount of the Proceeds to the original amount. Landlord shall not be required to keep the Proceeds separate from Landlord’s general funds or pay interest on the Proceeds. Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the Proceeds shall be returned to Tenant within thirty (30) days subsequent to the expiration of the Term. No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the Proceeds. If Landlord transfers the Premises during the Term of this Lease, Landlord may pay the Proceeds to Landlord’s successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the Proceeds.

21.3.14       Landlord shall return the letter of credit to Tenant within thirty (30) days following the expiration of the Term; provided however, no such release shall occur at any time when Tenant has failed to perform any of its obligations under the under the Lease, regardless of whether any applicable notice or cure periods have expired.

21.4       Subordination of Debt and Distributions. Tenant will not subordinate the Rent payable under this Lease to any creditor obligation or debt. Rent will be paid and received, and current under this Lease and replenishment of the Rent Reserve Fund shall occur, before (a) any other creditor obligation or debt is paid; and (b) any profits or salaries are distributed to Tenant’s owners or their assignees or Manager.

SECTION 22

22.1       Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Premises as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and no such event shall entitle Tenant to any abatement of Rent.

SECTION 23

23.1       Tenant Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its Affiliates from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks thereto; (b) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Premises; or (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (d) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Premises to be performed by any party thereunder; (e) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Premises or any Capital Additions; and (f) the violation of any Legal Requirement. Any amounts that become payable by Tenant under this Section shall be paid within ten (10) days after demand by Landlord, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or its Affiliates or may compromise or otherwise dispose of the same as Tenant sees fit; provided, however, that any legal counsel selected by Tenant to defend Landlord shall be reasonably satisfactory to Landlord. All indemnification covenants are intended to apply to losses, damages, injuries, claims, etc. incurred directly by the indemnified parties and their property, as well as by the indemnifying party or third party, and their property. For purposes of this Section, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations.

23.2       Landlord Indemnification. Landlord shall indemnify, defend and hold harmless Tenant and its Affiliates from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including reasonable out of pocket attorneys’, consultants’ and experts’ fees and expenses, actually incurred by Tenant and, in each case, net of any and all amounts received from any insurance carried by or for the benefit of Landlord or Tenant and any other contractual and legal rights, by reason of any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks thereto and caused by any grossly negligent act or willful misconduct of Landlord, or Landlord’s agents, contractors or employees.

SECTION 24

24.1       Transfers.

24.1.1         Assignment.

(a)	Tenant and Subtenants shall not, without Landlord’s prior written consent, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease, either Sublease, Tenant’s leasehold estate hereunder or either Subtenant’s leasehold estate thereunder; (ii) engage the services of any Person for the management or operation of all or any part of the Premises or any Capital Additions, other than Manager pursuant to the Management Agreement; (iii) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Tenant or either Subtenant (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any Controlling Person(s)), if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Tenant or either Subtenant (or in any Controlling Person(s)); (iv) dissolve, merge, reorganize, recapitalize, exchange shares or consolidate Tenant or either Subtenant (which shall include any dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation of any Controlling Person) with any other Person, if such dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation, directly or indirectly, results in a change in control of Tenant, either Subtenant or in any Controlling Person(s); (v) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Tenant or either Subtenant (which shall include any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of any Controlling Person(s)); or (vi) enter into or permit or allow to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing (each of the aforesaid acts referred to in clauses (a) through (g) being referred to herein as a “Transfer”). If Tenant or either Subtenant so allows, causes, permits or suffers any such Transfer without Landlord’s consent in each such instance, such event shall constitute an Event of Default by Tenant under this Lease.

(b)	Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease and the Subleases shall not be required as long as (i) the creditworthiness of the proposed assignees are equal to or greater than the creditworthiness of Tenant as of the date of this Lease or the date of the proposed assignment, whichever is higher; (ii) the proposed assignees meets all other requirements of this Lease, including without limitation insurability and legal diligence, (iii) the assignee under this Lease must be the sole member of the assignees of the Subleases; and (iii) Tenant and Guarantors are not released from liability under this Lease.

24.1.2         Subleases. Landlord hereby consent to the Subleases, subject to the following:

(a)	No termination of this Lease will automatically terminate the Subleases and upon any termination of this Lease, the Subleases will, at the option of Landlord, become direct leases with Landlord, following which the Subtenants shall have no claims, offsets or defenses to performance under the Subleases for matters arising prior to the date the same became direct leases with Landlord.

(b)	All rental payable under the Subleases shall be paid directly by the Subtenants to Landlord.

(c)	The Subtenants at all times shall remain wholly owned subsidiaries of Tenant, and Tenant shall be the sole member of each Subtenant.

(d)	Neither Subtenant shall have the right to terminate either Sublease, or abate, reduce or offset any sums payable thereunder on account of a default by the Seller, as Sublessor.

(e)	Tenant may not modify, amend or terminate any Sublease without the prior written consent of Landlord.

24.1.3         Sub-subletting. Subletting by the Subtenants will not require approval of Landlord but will be limited to Affiliates, physicians, ancillary licensed medical operators, services and concessions (including pharmacy, ambulance service, physician joint venture, mobile imaging, etc.). Landlord will not unreasonably withhold its consent for subleases of vacant space to other third party subtenants. Subtenants will not pledge or encumber any sublease rents to any third party. Upon any Event of Default under this Lease, all sub-sublease rents will be paid directly to Landlord. Tenant shall not, without Landlord’s prior written consent in each instance, allow, cause, permit or suffer all or any portion of the Premises to be subleased, sub-subleased or licensed to, or used or occupied by, any other Person and Landlord may, in Landlord’s sole and absolute discretion, grant, withhold or place conditions upon such consent. If Tenant allows, causes, permits or suffers any sub-sublease or occupancy without Landlord’s prior written consent if required hereunder, same shall constitute an Event of Default by Tenant under this Lease.

24.1.4         Costs. Tenant shall reimburse Landlord for Landlord’s actual costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, including attorneys’, architects’, engineers’ or other consultants’ fees, whether or not such Transfer is actually consummated.

24.1.5         No Release of Tenant’s Obligations. No assignment, conveyance, subletting or other action pursuant to this Section shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.

24.1.6         REIT Protection. Anything contained in this Lease to the contrary notwithstanding, (a) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (b) Tenant shall not furnish or render any services to an Occupant, assignee, manager or other transferee with respect to whom Transfer Consideration is required to be paid or manage or operate the Premises and/or any Capital Additions so Transferred with respect to which consideration for the Transfer is being paid; (c) Tenant shall not consummate a Transfer with any Person in which Landlord or its Affiliate owns an interest, directly or indirectly by applying constructive ownership rules set forth in Section 856(d)(5) of the Code; and (d) Tenant shall not consummate a Transfer with any Person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any Occupancy Arrangement to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or that could cause any other income of Landlord or its Affiliate to fail to qualify as income described in Section 856(c)(2) of the Code.

24.1.7         Transfers in Bankruptcy. In the event of a Transfer or assignment of this Lease pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer or assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any consideration constituting Landlord’s property pursuant to the immediately preceding sentence and not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. For purposes of this subsection, the term “consideration” shall mean and include money, services, property and any other thing of value such as payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. If any such consideration is in a form other than cash (such as in kind, equity interests, indebtedness earn-outs, or other deferred payments, consulting or management fees, etc.), Landlord shall be entitled to receive in cash the then present fair market value of such consideration.

SECTION 25

25.1       Officer’s Certificates and Financial Statements.

25.1.1         Officer’s Certificate. At any time and from time to time upon Tenant’s receipt of not less than ten (10) days’ prior written request by Landlord, Tenant shall furnish to Landlord an Officer’s Certificate certifying (a) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (b) the dates to which the Rent has been paid; (c) whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge; and (d) responses to such other questions or statements of fact as Landlord, any ground or underlying lessor, any purchaser or any current or prospective Mortgagee shall reasonably request. Tenant’s failure to deliver such statement within such time shall constitute an acknowledgment by Tenant that (i) this Lease is unmodified and in full force and effect except as may be represented to the contrary by Landlord; (ii) Landlord is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (iii) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Section may be relied upon by Landlord and any current or prospective Mortgagee, ground or underlying lessor or purchaser of the Premises or any portion thereof.

25.1.2         Statements. Tenant shall furnish the following statements to Landlord:

(a)	Tenant shall, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, provide to Landlord annual audited financial statements of Guarantors and Tenant for such Fiscal Year, including therein the balance sheets of Guarantors and Tenant as of the end of such Fiscal Year and statements of earnings and statements of cash flow of Guarantors and Tenant for such Fiscal Year, in each case certified in a manner acceptable to Landlord by independent certified public accountants of recognized national standing selected by Tenant and reasonably acceptable to Landlord (the form of such certification to be reasonably satisfactory to Landlord), prepared in accordance with GAAP, except as otherwise noted therein, on a basis consistent with prior periods and fairly presenting the financial condition of Guarantors and Tenant at the end of such Fiscal Year and the immediately preceding Fiscal Year and in comparative columnar form.

(b)	Tenant shall, as soon as available and in any event within forty-five (45) days after the end of each Quarter, provide to Landlord quarterly financial statements of the Tenant for such Quarter, including therein the balance sheets of Guarantors and Tenant as of the end of such Quarter, and statements of earnings and statements of cash flow of Guarantor and Tenant for such Quarter, in each case certified in a manner acceptable to Landlord by such entity’s chief accounting officer as being prepared in accordance with GAAP, except as otherwise noted therein, and that such quarterly financial statements fairly present to financial condition of each of Guarantors and Tenant as of the end of such Quarter and year-to-date.

(c)	within thirty (30) days after the end of each month of each Fiscal Year (including the twelfth month of each Fiscal Year), a “balance sheet” and statements of revenues and expenses for the Premises, all prepared by Tenant’s management in accordance with GAAP, but without footnotes, except as otherwise noted therein, on a basis consistent with prior periods, and fairly presenting the financial condition of the Premises’ operation; without limiting the foregoing, such statements shall include a table of Occupants by payor source and shall include such other information as may reasonably be requested by Landlord.

(d)	with the statements submitted pursuant to subsections (a) and (b) of this Section, a certificate signed on behalf of Tenant by the principal financial or accounting officer of Tenant to the effect that no Event of Default specified herein nor any event which, upon n any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks thereto notice or with the passage of time or both, would constitute such an Event of Default has occurred and is continuing, or, in each case, if any such Event of Default or event has occurred and is continuing, specifying the nature and extent thereof;

(e)	semi-annually, summary reports of the Hospitals’ inpatient/outpatient volume statistics and list of medical staff; and

(f)	promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Tenant as Landlord may reasonably request, including, without limitation, prompt notice of any Event of Default or any event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default and prompt notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially adversely affect Tenant’s or the Premises’ business, operations, properties, assets or condition, financial or otherwise.

25.1.3         Licensing Information. Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant or its property manager by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Premises that are material to the Premises or their ownership or operation.

SECTION 26

26.1       Landlord’s Right to Inspect and Show the Premises. Tenant shall permit Landlord and its authorized representatives, upon reasonable prior notice, to (a) inspect the Premises and (b) exhibit the same to prospective purchasers and lenders, and during the last twelve (12) months of the Term to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Tenant or any Legal Requirement or Insurance Requirement. Tenant shall cooperate with Landlord in exhibiting the Premises to prospective purchasers, lenders, lessees and managers. Additionally, Landlord shall have the right to make site visits to the Premises for purposes of inspecting the Premises from time to time, as Landlord may determine in its reasonable discretion. Notwithstanding the foregoing, in no event shall any of representative of Landlord be permitted to enter into any rooms in which patients are present or enter into any area of the Hospitals that Tenant or Subtenants reasonably designates as a secured area, including, without limitation, the pharmacy unless escorted by a representative of Tenant or Subtenants.

SECTION 27

27.1       No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

SECTION 28

28.1       Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

SECTION 29

29.1       Acceptance of Surrender. No surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

SECTION 30

30.1       No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate; and (b) the fee estate in the Premises.

SECTION 31

31.1       Conveyance by Landlord. Landlord may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of the Premises, subject, however, to this Lease. If Landlord or any successor owner of the Premises shall sell, transfer, assign, convey or otherwise dispose of the Premises other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord with respect to the Premises under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to the Premises shall thereupon be binding upon such purchaser, grantee, assignee or transferee.

SECTION 32

32.1       Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or created thereafter as permitted hereunder or thereafter consented to by Tenant.

SECTION 33

33.1       Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Landlord:	____________________________

c/o Global Medical REIT, Inc.

4800 Montgomery Lane, Suite 450

Bethesda, Maryland 20814

Fax: 202 380 0891

Attn: Alfonzo Leon

with a copy to:	Bradley Arant Boult Cummings LLP

1600 Division Street, Suite 700

Nashville, TN 37203

Attn: Ann Peldo Cargile

Fax: 615-252-6373

If to Tenant:	Texoma Hospital Partners, LLC

Carrus Specialty Hospital, LLC

4204 North Interstate 35

Denton, TX 76207

Attn: Anbu Nachimuthu, Manager

Fax: 903-870-2731

with a copy to:	Coats Rose, P.C.

One Canal Place

365 Canal Street, Suite 800

New Orleans, LA 70130

Attn: Vinson J. Knight

Fax: 504-299-3071

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as UPS or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, provided that an original of such facsimile is also sent to the intended addressee by another method approved in this Section, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

SECTION 34

34.1       Appraiser. If it becomes necessary to determine the Fair Market Value of the Premises for any purpose of this Lease, the same shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are Members of the Appraisal Institute (or any successor organization thereto) and who are expert in valuation of facilities used for the Primary Intended Use, as may be reasonably selected by Landlord and approved by Tenant (the “Appraiser”). Landlord shall cause such Appraiser to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser’s decision to the relevant date) and the determination of such Appraiser shall be final and binding upon the parties. A written report of such Appraiser shall be delivered and addressed to each of Landlord and Tenant. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal of Fair Market Value for purposes of this Lease shall take into account and shall give appropriate consideration to all three customary methods of appraisal (i.e., the cost approach, the sales comparison approach and the income approach), and no one method or approach shall be deemed conclusive simply by reason of the nature of Landlord’s business or because such approach may have been used for purposes of determining the fair market value of the Premises at the time of acquisition thereof by Landlord. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Tenant shall pay the fees and expenses of the Appraiser and all other costs and expenses incurred in connection with such appraisal. If Landlord and Tenant are unable to agree upon the Appraiser within fifteen (15) days after Landlord notifies Tenant of the identity of Landlord’s selected Appraiser, then the following shall apply:

34.1.1         Within fifteen (15) days after Tenant’s receipt of Landlord’s selected Appraiser, Tenant shall by notice to Landlord appoint a second Appraiser meeting the requirements set forth above to act on its behalf. In such event, the Appraisers thus appointed shall, within sixty (60) days after the date of Landlord’s notice of its originally selected Appraiser, proceed to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if Tenant fails to appoint its Appraiser within the time permitted, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within such sixty (60) day period, then the determination of such sole Appraiser shall be final and binding upon the parties.

34.1.2         If the two Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed five percent (5%) of the lesser of such amounts, then the Fair Market Value of the Premises shall be an amount equal to average of the two appraisals. If the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser meeting the above requirements, but if such Appraisers fail to do so, then either party may request the CPR or AAA (as such terms are defined in Section 44.1.1) or any successor organization(s) thereto to appoint an Appraiser meeting the above requirements within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20) day period. If no such Appraiser shall have been appointed within such twenty (20) days or within one hundred five (105) days of the original request for a determination of Fair Market Value, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any Appraiser appointed by the original Appraisers, by the CPR or AAA or by such court shall be instructed to choose one of the two (2) Fair Market Values of the Premises, as determined by the original two (2) Appraisers, as the Fair Market Value within thirty (30) days after appointment of such Appraiser.

34.1.3         The determination by the third Appraiser described above (if applicable), shall be final and binding upon Landlord and Tenant as the Fair Market Value of the Premises. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

34.1.4         If the foregoing two (2) or three (3) Appraiser system is utilized, then Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (1/2) of the fees and expenses of any third Appraiser.

SECTION 35

35.1       Intentionally Omitted.

SECTION 36

36.1       Landlord May Grant Liens. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any Mortgage upon the Premises. This Lease is and at all times shall be subject and subordinate to any Mortgage that may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof or any part(s) or portion(s) thereof. This clause shall be self-operative and no further instrument of subordination shall be required; provided, however, that in confirmation of such subordination, Tenant shall execute promptly any certificate or document that Landlord or any Mortgagee may reasonably request for such purposes. If, in connection with obtaining financing or refinancing for the Premises, a Mortgagee or prospective Mortgagee shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant shall not withhold or delay its consent thereto.

36.2       Attornment. If Landlord’s interest in the Premises is sold, conveyed or terminated upon the exercise of any remedy provided for in any Mortgage, or otherwise by operation of law: (a) at the new owner’s option, Tenant shall attorn to and recognize the new owner as Tenant’s Landlord under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Tenant shall take such actions to confirm the foregoing within ten (10) business days after request; and (b) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination, (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination, (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by the Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such successor lessor, or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such successor lessor.

36.3       Compliance with Mortgage Documents.

36.3.1         With respect to any Mortgages and any refinancing of any Mortgage, prior to the execution and delivery of any Mortgage Documents relating thereto, Landlord shall provide copies of the same to Tenant for Tenant’s review. Tenant acknowledges that any Mortgage Documents executed by Landlord will impose certain obligations on the “Borrower” thereunder to comply with or cause the operator and/or lessee of the Premises to comply with all representations, covenants and warranties contained therein relating to the Premises and the operator and/or lessee thereof, including, covenants relating to (a) the maintenance and repair of the Premises; (b) maintenance and submission of financial records and accounts of the operation of the Premises and related financial and other information regarding the operator and/or lessee of the Premises; (c) the procurement of insurance policies with respect to the Premises; and (d) without limiting the foregoing, compliance with all Legal Requirements relating to the Premises and the operation thereof for their Primary Intended Use. For so long as any Mortgages encumber the Premises, or any portion thereof, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate and cause Manager to operate the Premises in strict compliance with the terms and conditions of the Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform and cause Manager to perform all of the obligations of Landlord relating thereto), or to the extent that any of such duties and obligations may not properly be performed by Tenant or Manager, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, that Landlord shall use good faith efforts to ensure that the duties and obligations imposed upon Tenant and/or Manager by the Mortgage Documents relating thereto and this Section entered into after the Commencement Date are not materially more burdensome to Tenant and/or Manager than Tenant’s obligations to Landlord under this Lease.

36.3.2         Without limiting Tenant’s obligations pursuant to any other provision of this Section, during the Term of this Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake or cause Manager to undertake at Tenant’s own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of the Premises which are required by any Mortgage Documents, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Mortgage Documents as security for or otherwise relating to any operating or capital expenses of the Premises, including any capital repair or replacement reserves and/or impounds or escrow accounts for Impositions or insurance premiums (a “Mortgage Reserve Account”); provided, however, that any amount deposited by Tenant in any Mortgage Reserve Account pursuant to this subsection shall be credited, in the case of any Impositions or insurance premiums, against any amounts otherwise required to be deposited or impounded by Tenant with Landlord pursuant to Section 4.4 hereof. During the Term of this Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of the Mortgage Reserve Account and the requirements of the Mortgagee(s) thereunder, have access to and the right to apply or use (including for reimbursement) to the same extent of Landlord all monies held in the Mortgage Reserve Account for the purposes and subject to the limitations for which the Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith; provided, however, that notwithstanding terms for release or application of any amounts held in any Mortgage Reserve Account, the right of Tenant to apply or use (including for reimbursement) the same shall be subject further to the following: in the case of any amounts deposited in a Mortgage Reserve Account on account of Impositions or taxes, the provisions of Section 4.4 as if such amounts were deposited or impounded directly with Landlord.

SECTION 37

37.1       Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located, stored, disposed of, released or discharged in, on, under or about the Premises or incorporated in the Premises; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with Legal Requirements.

37.2       Notices. Tenant shall provide to Landlord promptly, and in any event immediately upon Tenant’s receipt thereof, a copy of any notice or notification with respect to (a) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Premises; (b) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Premises; (c) any claim made or threatened by any Person against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (d) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

37.3       Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Premises or any adjacent property thereto, or if Tenant, Landlord or the Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Premises, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

37.4       Indemnity. Tenant shall indemnify, defend, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) actually incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during the Term (a) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Premises (collectively, “Handling”); (b) the presence of any Hazardous Substances in, on, under or about the Premises and (c) the violation of any Legal Requirements (including Environmental Laws). “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Without limiting the scope or generality of the foregoing, Tenant expressly agrees to reimburse Landlord for any and all costs and expenses incurred by Landlord:

37.4.1         In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Premises;

37.4.2         In bringing the Premises into compliance with all Legal Requirements; and

37.4.3         Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Premises or offsite.

If any claim is made hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Tenant of notice thereof. If any such claim is not so paid, Tenant agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Overdue Rate.

37.5       Environmental Inspection. If Landlord reasonably believes the Premises to be in violation of applicable Environmental Laws, then (a) Landlord shall have the right, from time to time, and upon not less than five (5) days’ written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Premises and all Capital Additions to determine the existence or presence of Hazardous Substances on or about the Premises or any such Capital Additions; (b) Landlord shall have the right to enter and inspect the Premises and all Capital Additions, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Premises or any such Capital Additions; (c) Landlord may retain such experts as it deems necessary or desirable to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith; and (d) all costs and expenses incurred by Landlord under this Section shall be paid on demand as Additional Charges by Tenant to Landlord. Notwithstanding the foregoing, in no event shall any of representative of Landlord be permitted to enter into any rooms in which patients are present or enter into any area of the Hospitals that Tenant or Subtenants reasonably designates as a secured area, including, without limitation, the pharmacy unless escorted by a representative of Tenant or Subtenants. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease. The obligations set forth in this Section shall survive the expiration or earlier termination of the Lease.

SECTION 38

38.1       Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into one or more short form memoranda of this Lease, each in form suitable for recording under the laws of the applicable State. Tenant shall pay all costs and expenses of recording any such memoranda and shall fully cooperate with Landlord in removing from record any such memoranda upon the expiration or earlier termination of the Term.

SECTION 39

Intentionally Omitted

SECTION 40

40.1       Right of First Refusal to Provide Financing. In the event Tenant desires to develop or recapitalize any portion of the Land, including but not limited to construction of medical office building(s), outpatient treatment facilities, expansions or additions to the existing facility, or parking garage(s) (an “Additional Facility”). Landlord (and/or its Affiliates) shall have a right of first refusal to provide such financing by an amendment of this Lease to provide such additional capital, or a separate, market-competitive financial instrument. In the event Tenant desires to construct the Additional Facility, Tenant shall seek bids (in the form of commitment letters or letters of intent) (each, a “Financing Bid”) from third party lenders for such financing (which financing must be for a minimum term of five (5) years) and shall deliver to Landlord a copy of any Financing Bid that Tenant desires to accept. Within thirty (30) days after Landlord’s receipt of such Financing Bid, Landlord may elect to provide the same financing to Tenant in the same amount, and upon the same terms, as are set forth in such Financing Bid. Such election shall be made if at all, by Landlord (or its Affiliates) providing written notice of such election to Tenant within said thirty (30) day period after Landlord’s receipt of such Financing Bid. If Landlord makes such election in a timely manner, Landlord shall be entitled to provide such financing to Tenant. If Landlord fails to make such election in a timely manner, Landlord shall be deemed to have waived its right to provide such financing, and Tenant may obtain such financing from other sources. If Landlord does not elect to be the financing source for such Additional Facility, Tenant will ground lease the portion of the Land for such Additional Facility from Landlord at prevailing market rates that meet with Landlord’s approval. All such Additional Facilities shall be subject to the reasonable approval of Landlord so as not to impair the operation of the premises for the Primary Intended Use.

SECTION 41

41.1       Authority. If Tenant is a corporation, limited liability company, trust, or partnership, Tenant and each individual executing this Lease on behalf of Tenant represent and warrant that each is duly authorized to execute and deliver this Lease on behalf of Tenant and shall concurrently with the execution and delivery of this Lease to Landlord deliver to Landlord evidence of such authority satisfactory to Landlord.

SECTION 42

42.1       Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding (including an arbitration pursuant to Section 44) against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable out of pocket attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable out of pocket attorneys’ fees incurred in connection with the administration or enforcement of this Lease, including attorneys’ fees incurred in connection with Tenant’s renewal of this Lease for any Extended Term, the review of any letters of credit, the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

SECTION 43

43.1       Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker (except for the Tenant’s broker described in the Purchase Contract, which broker shall not be entitled to a separate commission upon the rents payable pursuant to this Lease) which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

SECTION 44

44.1       Submission to Arbitration.

44.1.1         Except as provided below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes (“CPR”), by a sole arbitrator mutually selected by Landlord and Tenant from among the CPR Panel of Distinguished Neutrals; provided, however, that if the CPR (or any successor organization thereto) no longer exists, then such arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. If Landlord and Tenant are not able to agree on an arbitrator, then an arbitrator shall be appointed by the CPR or AAA upon application by either party. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Landlord and Tenant unless otherwise specified in the award of the arbitrator. Such fees and costs paid or payable to the arbitrator shall be included in “costs and reasonable attorneys’ fees” for purposes of Section 42.1 and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such Section 42.1 such party’s costs and expenses incurred in such arbitration, including fees and costs paid to the arbitrator.

44.1.2         The provisions of this Section shall not apply to:

(a)	Any unlawful detainer or other similar summary or expedited proceeding for ejectment or recovery of possession of the Premises instituted by Landlord in accordance with applicable Legal Requirements as the result of an Event of Default or alleged Event of Default by Tenant pursuant to this Lease, and any compulsory counterclaim of Tenant with respect thereto. In addition, if permitted by applicable Legal Requirements, Landlord shall be entitled in connection with any such proceeding to seek any damages to which it is entitled at law, including those set forth in Section 16.

(b)	Any specific controversy, dispute, question or issue as to which this Lease specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Landlord and Tenant agree in writing to waive such procedure and proceed instead pursuant to this Section.

(c)	Any request or application for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) with respect to any right or obligation of either party to this Lease, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant such relief. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Section after an appropriate transfer or reference to the arbitrator selected pursuant to this Section upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (c) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Section.

SECTION 45

45.1       Miscellaneous.

45.1.1         Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of, Tenant shall continue in full force and effect and in favor of the Landlord named herein and its successors and assigns, notwithstanding any conveyance of the Premises to Tenant.

45.1.2         Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

45.1.3         Non-Recourse. Tenant specifically agrees to look solely to the Premises (and any proceeds thereof) for recovery of any judgment from Landlord. It is specifically agreed that no constituent partner in Landlord or officer, director or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

45.1.4         Licenses and Operation Transfer Agreements. Upon the expiration or earlier termination of the Term, Tenant shall use its best efforts to transfer to Landlord or Landlord’s nominee the Premises in a fully operational condition and shall cooperate with Landlord or Landlord’s designee or nominee in connection with the processing by Landlord or Landlord’s designee or nominee of any applications for all licenses, operating permits and other governmental authorization, all contracts, including contracts with governmental or quasi-governmental entities, business records, data, patient records, and patient trust accounts, which may be necessary or useful for the operation of the Premises; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s designee or nominee. Tenant shall not permit or commit any act or be remiss in the undertaking of any act that would jeopardize the licensure or certification of the Premises, and Tenant shall comply (and shall cause Subtenants to comply) with all reasonable requests for an orderly transfer of the same upon the expiration or early termination of the Term. Without limiting the generality of the foregoing, if requested by Landlord or a proposed replacement operator for the Premises, Tenant hereby agrees to cause Subtenants to enter into a reasonable operations transfer agreements with such replacement operators as is customary in the transfer to a new operator of the operations of a facility similar to the Premises. Tenant shall not unreasonably withhold, condition or delay its consent to entering into any interim subleases or management agreements as may be necessary to effectuate an early transfer of the operations of the Premises prior to the time that such replacement operator holds all licenses and permits from all applicable governmental authorities with jurisdiction necessary to operate the Premises for their Primary Intended Use. In addition, upon request, Tenant shall promptly cause Subtenants to deliver copies of all books and records relating to the Premises and operations thereon to Landlord or Landlord’s designee or nominee. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any loss, damage, cost or expense incurred by Landlord or Landlord’s designee or nominee in connection with the correction of any and all deficiencies of a physical nature identified by any governmental authority responsible for licensing the Premises in the course of any change of ownership inspection and audit.

45.1.5         Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Section 24.1, upon Tenant and its successors and assigns.

45.1.6         Termination Date. If this Lease is terminated by Landlord or Tenant under any provision hereof, and upon the expiration of the Term (collectively, the “termination date”), the following shall pertain:

(a)	Tenant shall vacate and surrender the Premises to Landlord in the condition required by this Lease. Prior to such vacation and surrender, Tenant shall remove any items which Tenant is permitted or required to remove hereunder. Tenant shall, at Tenant’s cost, repair any damage to such Premises caused by such vacation and/or removal of any items which Tenant is required or permitted hereunder to remove. Any items that Tenant is permitted to remove but which Tenant fails to remove prior to the surrender to Landlord of such Premises shall be deemed abandoned by Tenant, and Landlord may retain or dispose of the same as Landlord sees fit without claim by Tenant thereto or to any proceeds thereof. If Landlord elects to remove and dispose of any such items abandoned by Tenant, the cost of such removal and disposal shall be an Additional Charge payable by Tenant to Landlord upon demand.

(b)	Without limiting any other provision of this Lease, upon any such termination or expiration of this Lease, the following shall pertain:

(i)          Intentionally Omitted.

(ii)         Tenant shall remain liable for the cost of all utilities used in or at the Premises through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Tenant. Tenant shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to such Premises includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Landlord and Tenant, with Tenant responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Landlord shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

(iii)        Tenant shall remain responsible for any and all Impositions imposed against the Premises or the Personal Property with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.6, and Tenant shall indemnify and hold Landlord harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.

(iv)        Intentionally Omitted.

(v)        Tenant shall observe any covenant or agreement of Tenant in this Lease that is intended to or expressly provides that it shall survive the expiration or sooner termination of this Lease.

45.1.7         Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE IN WHICH THE PREMISES ARE LOCATED, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

45.1.8         Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, AND THE LAW OF THE STATE IN WHICH THE PREMISES ARE LOCATED. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (B) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 44, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

45.1.9         Tenant Counterclaim and Equitable Remedies. Tenant hereby waives the right to interpose counterclaim (other than compulsory counterclaims) in any summary proceeding instituted by Landlord against Tenant in any court or in any action instituted by Landlord in any court for unpaid Rent under this Lease. In the event that Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord’s consent or approval hereunder, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Tenant be entitled to any monetary damages for a breach of such covenant, and in no event shall Tenant claim or assert any claims for monetary damages in any action or by way of set-off defense or counterclaim, and Tenant hereby specifically waives the right to any monetary damages or other remedies in connection with any such claim or assertion.

45.1.10       Entire Agreement. This Lease, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease.

45.1.11       Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

45.1.12       Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Lease or any amendment hereto may be delivered by electronic or facsimile transmission.

45.1.13       Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.

45.1.14       Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

45.1.15       Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

45.1.16       Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

SECTION 46

46.1       Provisions Relating to Treatment of Lease. Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Premises, including depreciation for all federal, state and local tax purposes.

SECTION 47

47.1       Covenants with Respect to Operations and Fundamental Changes of Tenant. Tenant hereby represents, warrants and covenants as of the date hereof and until the expiration or earlier termination of this Lease, that Tenant:

47.1.1         will not (and will not permit any limited or general partner, member or shareholder to) amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation, bylaws, certificate of formation, limited liability company agreement, operating agreement, articles of organization, or other formation agreement or document, as applicable, in any material term or manner, or in a manner which adversely affects Tenant’s existence as a single purpose entity without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed;

47.1.2         to the full extent permitted by law, will not liquidate or dissolve (or suffer any liquidation or dissolution), or enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all the business or assets of, or any stock or other evidence of beneficial ownership of, any entity without the prior written consent of Landlord;

47.1.3         has not and will not guarantee, pledge its assets for the benefit of, or otherwise become liable, on or in connection with, any obligation of any other Person without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed;

47.1.4         will not own any asset other than its leasehold interest in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed;

47.1.5         is not engaged and will not engage, either directly or indirectly, in any business other than the lease, management and operation of the applicable Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed;

47.1.6         has maintained and will maintain an arm’s length relationship with its Affiliates and its shareholders and any other parties furnishing services to it;

47.1.7         has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation);

47.1.8         has not made and will not make any loans or advances to any third party (including any Affiliate);

47.1.9         has done or caused to be done and will do all things necessary to preserve its existence, and will observe all formalities applicable to it and will do all things necessary to maintain its identity as an entity separate and distinct from its Affiliates;

47.1.10       will conduct and operate its business in its own name and as presently conducted and operated;

47.1.11       will maintain financial statements, books and records and bank accounts separate from those of its Affiliates, including, without limitation, its general partners, shareholders or members, as applicable;

47.1.12       will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including, without limitation, any Affiliate or any partner, member or shareholder of Tenant);

47.1.13       will file its own tax returns (except to the extent it is treated as a division of another taxpayer for tax purposes) and pay any taxes so required to be paid under applicable law; provided, however, that so long as Tenant’s tax liability and its income and expenses are readily determinable based on a review of Tenant’s books and records, it may file consolidated tax returns (provided that Tenant shall maintain sufficient books and records to determine its separate tax obligations for any particular reporting periods);

47.1.14       will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

47.1.15       will not commingle the funds and other assets of Tenant with those of any general partner, shareholder, member, Affiliate, principal or any other Person;

47.1.16       has and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

47.1.17       does not and will not hold itself out to be responsible for the debts or obligations of any other Person;

47.1.18       will not hold title to Tenant’s assets other than in Tenant’s name;

47.1.19       will deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

47.1.20       will participate in the fair and reasonable allocation of any and all overhead expenses and other common expenses for facilities, goods or services provided to multiple entities;

47.1.21       without limiting any other provision of this Lease, has caused Subtenants to obtained and will caused Subtenants to maintain all consents, licenses, permits, approvals or authorizations from governmental authorities or third parties that are necessary for the operation of the Hospitals in the Premises for the Primary Intended Use, including all health care licenses and permits.

[Signature pages follow]

“TENANT”

WITNESSED:	SDB PARTNERS, LLC,
a Texas limited liability company

By:
Witness	Name:
Title:

Witness

IN WITNESS WHEREOF, the parties have caused this lease to be executed and attested by their respective officers thereunto duly authorized.

“LANDLORD”

WITNESSED:	___________________,
a Delaware limited liability company

	By:	Global Medical REIT L.P., a Delaware
Witness		limited partnership, its Sole Member

		By:	Global Medical REIT GP LLC, a
Delaware limited liability company,
its General Partner

Witness		By:	Global Medical REIT Inc.,
a Maryland corporation, its Sole Member

By:
Name:
Title:

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT A-1
BUILD-OUT SPACE

EXHIBIT B
List of Landlord’s Personal Property

All machinery, equipment, furniture, furnishings, moveable walls or partitions, or trade fixtures or other tangible personal property that is owned by Landlord and is used or useful in Tenant’s business on the Premises, excluding items, if any, included within the definition of Fixtures, but specifically including those items described in Exhibit B- 1 hereto.

EXHIBIT B-1
Itemization of Landlord’s Personal Property

[To be mutually agreed upon by Landlord and Tenant prior to the Commencement Date. When agreed upon, the same shall be initialed by each of Landlord and Tenant and attached hereto as Exhibit B-1, and will thereafter form a part of this Lease. Failure of either Landlord or Tenant to prepare and/or initial such Exhibit B-1 shall not affect the definition of or what personal property constitutes Landlord’s Personal Property in accordance with Exhibit B.]

EXHIBIT C
Letter of Credit form

IRREVOCABLE STANDBY LETTER OF CREDIT

LETTER OF CREDIT NO.: ___________________

DATE:_____________, 20__

ISSUING BANK: ____________________________

ADDRESS:__________________________________

  __________________________________

FACSIMILE NO.: ____________________________

EXPIRATION DATE: __________________________________, 20__, AT OUR COUNTERS

AMOUNT: __________________________________ US DOLLARS ($________________)

BENEFICIARY: __________________________________

ADDRESS: __________________________________

  __________________________________

FACSIMILE NO.: __________________________________

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE LETTER OF CREDIT NO. __________ IN THE AMOUNT OF _____________ US DOLLARS ($ _________) FOR THE ACCOUNT OF [TENANT]. DRAW(S) UP TO THE MAXIMUM AGGREGATE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT, ARE PAYABLE BY US WITHIN TWO BUSINESS DAYS AFTER OUR RECEIPT ON OR PRIOR TO OUR CLOSE OF BUSINESS ON THE EXPIRATION DATE, OF ONE OR MORE DRAW STATEMENTS PURPORTEDLY SIGNED BY YOUR AUTHORIZED OFFICER OR REPRESENTATIVE OR, IF THIS LETTER OF CREDIT IS TRANSFERRED, BY AN AUTHORIZED OFFICER OR REPRESENTATIVE OF ANY TRANSFEREE BENEFICIARY. EACH DRAW STATEMENT SHOULD BE ADDRESSED TO US, REFERENCE THIS LETTER OF CREDIT BY NUMBER, SPECIFY THE AMOUNT OF THE DRAW REQUEST, SET FORTH WIRE TRANSFER INSTRUCTIONS AND CONTAIN, IN SUBSTANCE, THE FOLLOWING STATEMENT (WITH THE AMOUNT OF THE DRAW REQUEST AND WIRE TRANSFER INSTRUCTIONS COMPLETED): “BENEFICIARY HEREBY DRAWS ON LETTER OF CREDIT NO. ______ IN THE AMOUNT OF $______________. FUNDS IN RESPECT OF THIS DRAW REQUEST SHOULD BE WIRE TRANSFERRED TO ___________ BANK, ROUTING NO. __________, ACCOUNT NO. ____________ FOR CREDIT TO THE ACCOUNT OF ____________________________.” NO FURTHER INFORMATION SHALL BE REQUIRED ON SUCH DEMAND.

THIS LETTER OF CREDIT SHALL INITIALLY EXPIRE ON ______________, 20___. SUCH EXPIRATION DATE SHALL BE AUTOMATICALLY EXTENDED WITHOUT NOTICE OR AMENDMENT FOR PERIODS OF ONE (1) YEAR, BUT IN NO EVENT LATER THAN ______________, 20___, UNLESS AT LEAST SIXTY (60) DAYS BEFORE ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT YOUR ADDRESS ABOVE (OR ANY OTHER ADDRESS OF WHICH YOU PROVIDE US NOTICE AT OUR ADDRESS SET FORTH ABOVE), THAT THIS LETTER OF CREDIT IS NOT EXTENDED BEYOND THE CURRENT EXPIRATION DATE. UPON RECEIPT BY YOU OF SUCH NOTIFICATION, YOU MAY DRAW ON THIS LETTER OF CREDIT AS SET FORTH ABOVE, PROVIDED THAT THE AMOUNT OF YOUR DRAW SHALL NOT EXCEED THE TOTAL AMOUNT AVAILABLE FOR PAYMENT HEREUNDER.

DRAW REQUESTS NEED NOT BE PRESENTED AS ORIGINALS AND MAY BE SUBMITTED IN PERSON, BY COURIER, BY MAIL OR BY FACSIMILE TO OUR ADDRESS OR FACSIMILE NUMBER STATED ABOVE.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES IN WHOLE BUT NOT IN PART UPON OUR RECEIPT OF A TRANSFER REQUEST IN THE FORM ATTACHED AS EXHIBIT A, SIGNED BY THE THEN CURRENT BENEFICIARY. THE CHARGE FOR EACH TRANSFER IS LIMITED TO $100.

THIS LETTER OF CREDIT IS GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES 1998 (ICC PUBLICATION NO. 590), EXCEPT TO THE EXTENT THE SAME WOULD BE INCONSISTENT WITH THE EXPRESS PROVISIONS HEREOF. WE HEREBY WAIVE AND DISCLAIM RIGHTS OF SUBROGATION IN RESPECT OF ANY DRAW MADE BY YOU, WHETHER ARISING UNDER THE UNIFORM COMMERCIAL CODE OR OTHERWISE.

AUTHORIZED OFFICER

EXHIBIT A

Transfer Form

EXHIBIT E

CONSTRUCTION OF BUILD-OUT IMPROVEMENTS

I.	TENANT PRE-CONSTRUCTION OBLIGATIONS

1.	Tenant shall inform Landlord of the architect and engineer which Tenant intends to employ to prepare the Tenant Construction Documents (defined below), and Landlord shall have the right to approve the proposed architect and engineer, which approval shall not be unreasonably withheld. Landlord reserves the right to charge Tenant for third party review of the Tenant Construction Documents.

2.	Tenant will cause its architect to submit for Landlord’s review a space plan (the “Space Plan”), which Space Plan will be used to prepare the Tenant Construction Documents.

3.	Landlord will advise Tenant of any required changes to the Tenant Space Plan. If Landlord requests revisions to the Tenant Space Plan, then Tenant will cause its architect to incorporate such changes in the Tenant Construction Documents.

4.	Tenant will cause its architect to prepare and deliver to Landlord a complete set of coordinated architectural, structural, mechanical, electrical, plumbing engineering construction drawings and specifications sufficient to obtain a building permit and competitive bids (“Tenant Construction Documents”).

5.	Landlord will review the Tenant Construction Documents and shall notify Tenant of its approval of the Tenant Construction Documents or of any changes to the Tenant Construction Documents required by Landlord.

6.	Upon receipt of Landlord’s comments to the Tenant Construction Documents, Tenant will cause its architect to revise the Tenant Construction Documents to incorporate Landlord’s comments and shall resubmit the Tenant Construction Documents to Landlord.

II.	CERTAIN PROVISIONS RELATING TO CONSTRUCTION

1.	At least thirty (30) days prior to construction commencement, Tenant shall obtain the prior written consent of Landlord as to the contractor to be used by Tenant (the “Tenant’s Contractor”).

2.	It shall be Tenant’s responsibility to ensure that the Tenant’s Contractor shall (a) maintain such insurance and bonds in force and effect as may be reasonably requested by Landlord or as required by applicable law; and (e) be responsible for reaching agreement with Landlord and Landlord’s Contractor as to the terms and conditions for all Tenant’s Contractor items relating to conducting its work, including but not limited to those matters relating to storage of materials and access to the Premises. As a condition precedent to Landlord’s approving Tenant’s Contractor, Tenant and Tenant’s Contractor shall deliver to Landlord such assurances or instruments to evidence the Tenant’s Contractor’s compliance or agreement to comply with the provisions of this Paragraph. Landlord retains the right to make periodic inspections to assure conformity with the plans and specifications.

3.	Tenant shall indemnify and hold harmless Landlord and Landlord’s Contractor and any of Landlord’s other contractors from and against any and all losses, damages, costs (including costs of suits and attorneys’ fees), liabilities, or causes of action arising out of or relating to the work of Tenant’s Contractor, including but not limited to mechanics’, materialmen’s or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work. All materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises are hereby charged with notice that they must look solely to Tenant for payment for same. Without limiting the generality of the foregoing, Tenant shall repair or cause to be repaired at its expense all damage caused by Tenant’s Contractor, its subcontractors or their employees. Any costs incurred by Landlord to repair any damage caused by Tenant’s Contractor will become the obligation of Tenant under this Lease.

4.	Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s mechanical, electrical and plumbing engineer to prepare a report, in form and substance acceptable to Landlord, for the benefit of Landlord, certifying to the compliance of the work constructed by Tenant’s Contractor with the Tenant Construction Documents.

5.	The failure of Tenant to comply with the requirements of this Exhibit E shall constitute a Default by Tenant under this Lease.

6.	The following provisions shall apply to the Build-out Improvements:

(a)	The Build-out Improvements shall be completed by Tenant.

(b)	The architects, engineers and contractors selected by Tenant to perform the Build-out Improvements shall be subject to the reasonable approval of Landlord. Tenant’s Contractor shall perform the Build-out Improvements in a first-class, workmanlike manner, using only good commercial grades of materials, in accordance with this Lease and the plans and specifications approved hereunder, Landlord’s insurance requirements and with all applicable legal requirements. The Build-out Improvements shall not commence until the Tenant’s Contractor has delivered to Landlord a copy of the building permit issued for the Build-out Improvements and evidence of insurance, both of which are satisfactory to Landlord in all respects. Upon completion of the Build-out Improvements, Tenant shall deliver to Landlord (i) evidence of payment, contractors’ affidavits and sworn statements, full and final detailed pay applications and waivers of lien from contractors and subcontractors for labor, services and materials confirming that all sums owed Tenant’s Contractor, including retainage, have been paid in full; (ii) evidence that all punchlist items and repairs to any portions of the Premises in connection with the Build-out Improvements have been completed; (iii) a certificate of occupancy for the Premises containing no qualifications or incomplete items; (iv) copies of warranties all from contractors and suppliers; (v) record drawings, in both electronic and paper form, reflecting as built conditions of the Premises; and (vi) all other documents required by Landlord (collectively, the “Close-Out Requirements”).

7.	Except as provided in Paragraph 8, below, Tenant shall pay the cost of all of the Build-out Improvements, including without limitation the cost of all items necessary or desirable to complete the Build-out Improvements, such as the fees and expenses arising out of the preparation of Tenant’s Plans and Specifications, the fees and expenses of Tenant’s consultants and Tenant’s Contractor. Landlord agrees not to charge Tenant any construction management or supervisory fees as long as Tenant manages the Tenant’s Work.

8.	Landlord shall not be obligated to fund the Build-out Allowance until Tenant has (i) satisfied all of the conditions for payment of the Build-out Allowance described in this Paragraph, (ii) met all of the Close-Out Requirements, and (iii) taken possession of all of the Build-out Space for purposes of conducting its business. The Build-out Allowance shall only be available within the first twenty-four (24) months of the Term (the “Build-out Completion Period”). Landlord shall have no obligation to fund any portion of the Build-out Allowance for which Tenant has not qualified within the Build-out Completion Period.

LEASE GUARANTY

THIS GUARANTY OF LEASE is made this ____ day of _________, 20__, by CARRUS HEALTHCARE, LLC, a Texas limited liability company, TEXOMA HOSPITAL PARTNERS, LLC, a Texas limited liability company and CARRUS REHABILITATION HOSPITAL, LLC, a Texas limited liability company (collectively the “Guarantor”), in favor of [AFFILIATE OF GLOBAL MEDICAL REIT, INC.], a Delaware limited liability company (“Landlord”).

WITNESSETH:

WHEREAS, the Guarantor desires to induce Landlord to enter into a lease with SDB Partners, LLC, a Texas limited liability company (“Tenant”), with respect to certain premises consisting of a 63,823 square foot facility with approximately 5,529 of additional shell space on the first floor and approximately 12,000 of additional shell space on the second floor, located at 1810 U.S. Highway W., Sherman, Texas (the “Lease”), such Lease being of even date herewith; and

WHEREAS, the entering into of the Lease by Landlord and Tenant will be of direct pecuniary advantage to Guarantor;

NOW, THEREFORE, in consideration of One Dollar ($1.00) paid by Landlord to Guarantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees with the Landlord, as follows:

1.          The Guarantor, as primary obligor, hereby (a) unconditionally guarantees the prompt, punctual and full payment of the rent and all other sums due under the Lease in accordance with the terms and tenor thereof as completely and effectually as if such guarantee had been made by Guarantor on the face of the Lease; (b) unconditionally guarantees the prompt, punctual and full performance by Tenant of any and all of the agreements, covenants, terms and conditions agreed to be performed by Tenant under the Lease; and (c) covenants and agrees that in the event of default in payments or any default in the performance of any of the terms, covenants or conditions thereof, the Guarantor will promptly make or cause such payment to be made or will perform or cause to be performed all such terms, covenants and conditions, irrespective of any invalidity therein, the unenforceability thereof or the insufficiency, invalidity or unenforceability of any security therefor.

2.          The Guarantor does hereby further agree that Guarantor’s liability hereunder as Guarantor shall not be prejudiced, impaired or affected by any of the following, whether with or without its knowledge or consent: (a) any renewal or extension of the time of payment of the rent or other sums due under the Lease or of the time for performance by any party obligated under the Lease; (b) by any forbearance or delay in enforcing the payment of the rent or other sums due under the Lease or enforcing the obligations of any party to the Lease; (c) by any modification, addition or alteration of the terms, tenor or provisions of the Lease or (d) by the release of any other collateral Landlord may hold for the obligations of Tenant.

3.          On or before the 15th day of each calendar quarter during the term hereof, Guarantor shall submit to Landlord a current financial statement in form and content satisfactory to Landlord indicating Guarantor’s current net worth. Guarantor shall submit substantiating documentation to Landlord upon request. In addition, within thirty (30) days following the expiration of Guarantor’s fiscal year, and no less frequently than once every twelve (12) calendar months, Guarantor shall submit to Landlord an annual audited financial statement prepared in accordance with generally accepted accounting principles consistently applied and certified as true and correct by Guarantor’s chief financial officer. Guarantor acknowledges that Landlord may require Tenant to post additional collateral for its obligations under the Lease in the event of a decline in the financial condition of Guarantor and that it shall be a default under the Lease entitling Landlord to call upon this Guaranty if Tenant shall fail to post such additional collateral or if Guarantor files a petition in bankruptcy, is adjudged a bankrupt, has a receiver appointed for its assets, makes an assignment for the benefit of creditors, or otherwise takes advantage of any debtor relief proceedings available under federal, state or local law.

4.          This Guaranty is and shall be construed to be an irrevocable, absolute, unlimited and continuing guaranty of payment and performance, and the liability of Guarantor hereunder and Landlord’s right to pursue Guarantor shall not be affected, delayed, limited, impaired or discharged, in whole or in part, by reason of an extension or discharge that may be granted to the Tenant by any court in proceedings under the Bankruptcy Code, or any amendments thereof, or under any other state or other federal statutes. The Guarantor expressly waives the benefits of any extension or discharge granted to Tenant. This Guaranty shall survive notwithstanding the expiration or termination of the Lease with respect to any sums previously received from Tenant or from Guarantor that Landlord may be required to repay in such proceeding.

5.          The Landlord shall have the right to proceed against Guarantor immediately upon any default by the Tenant in payment or performance of any obligation under the Lease, and Landlord shall not be required to take any action or proceedings of any kind against the Tenant or any other party liable for the Tenant’s debts or obligations or to look to any other collateral Landlord may have for the obligations of Tenant under the Lease. Should Landlord desire to proceed against Guarantor and Tenant in the same action, Guarantor agrees that Guarantor may be joined in any such action against Tenant and that recovery may be had against Guarantor to the extent of Guarantor’s liability in such action.

6.          If Landlord calls upon Guarantor to honor, pay or perform all or part of any obligation of the Tenant, and Guarantor fails to honor such demand, the debt or obligation owed the Landlord pursuant to this Guaranty shall bear interest at the Interest Rate set forth in the Lease. In case Guarantor fails or refuses to honor this Guaranty, the Landlord is hereby authorized to utilize such legal means as Landlord deems proper to enforce this Guaranty, through the efforts of its employees, agents, or attorneys, and Guarantor shall pay all costs of enforcement and collection, including but not limited to court costs, reasonable attorneys’ fees, depositions and expert witnesses.

7.          If a corporation, partnership, limited liability company or other entity is executing this Guaranty, the Guarantor and the individual executing this Guaranty on behalf of the Guarantor personally warrant that execution and delivery hereof and the assumption of liability hereunder have been in all respects authorized and approved by proper action on the part of the Guarantor, that the Guarantor has full authority and power to execute this Guaranty, that the Guarantor is duly formed and in good standing in the state of its formation and that the Guarantor is authorized to do business in the state in which the premises subject to the Lease are located.

8.          The Guaranty shall be binding upon and inure to the benefit of the heirs, personal and legal representatives, successors and assigns of Guarantor and the Landlord. The Landlord shall have the right to assign and transfer this Guaranty to any assignee of the Lease, and this Guaranty shall be deemed to run with the Lease. The Landlord’s successors and assigns shall have the rights, elections, remedies, and privileges, discretions and powers granted hereunder to the Landlord and shall have the right to rely upon this Guaranty and to enter into and continue other and additional transactions with the Tenant in reliance hereon, in the same manner and with the same force and effect as if they were specifically named as the Landlord herein.

9.          This Guaranty shall constitute a Texas contract, and be governed by the laws of the State of Texas. The undersigned hereby voluntarily submits to the jurisdiction of any court in the State of Texas having jurisdiction over the subject matter of this instrument, and hereby constitutes the Secretary of State of the State of Texas as its agent for service of process in connection with any suit or proceeding arising hereunder.

10.        Failure of the Landlord to insist in any one or more instances upon strict performance of any one or more of the provisions of this Guaranty or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

11.        The Landlord shall have the right, without affecting Guarantor’s obligations hereunder, and without demand or notice, to collect first from the Tenant, and to exercise its rights of setoff against any asset of the Tenant, and to otherwise pursue and collect from the Tenant any other indebtedness of the Tenant to the Landlord not covered by this Guaranty, and any sums received from the Tenant, whether by voluntary payment, offset, or collection efforts, may be applied by the Landlord as it sees fit, including the application of all such amounts to other debts not guaranteed by Guarantor. Subrogation rights or any other rights of any kind of Guarantor against the Tenant, if any, shall not become available until all indebtednesses and obligations of the Tenant to the Landlord are paid in full. This Guaranty shall survive the expiration or termination of the Lease to the extent the obligations of the Tenant thereunder likewise survive.

12.        Landlord may proceed against any collateral securing the obligations of Tenant and against parties liable therefor in such order as it may elect, and Guarantor shall not be entitled to require Landlord to marshall assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

13.        Landlord may, in its sole discretion and with or without consideration, release any collateral securing the obligations of Tenant or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Landlord’s part in perfecting or enforcing any lien granted in the Lease or in collecting the obligations under the Lease are hereby waived.

14.        Within ten (10) days after request therefor by Landlord, or in the event of any sale, assignment or hypothecation of the property of which the premises leased by Tenant are a part, Guarantor agrees to deliver in recordable form, an estoppel certificate to any proposed ground lessor, mortgagee or purchaser, or to Landlord, signed by Guarantor certifying that this Guaranty is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there are no defenses or offsets thereto (or stating those claimed by Guarantor), and such other matters as may be requested. If Guarantor fails to deliver such certificate as required herein, Guarantor shall be deemed to have conclusively agreed to and be bound by all matters set forth in the certificate as submitted by the requesting party.

15.        Guarantor hereby waives any requirement of presentment, protest, notice of dishonor, notice of default, demand, and all other actions or notices that may be required on Landlord’s part in connection with the obligations guaranteed hereby.

16.        GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO THIS GUARANTY.

17.        In the event any portion of this Guaranty shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Guaranty, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Guaranty.

18.        If there is more than one Guarantor, the obligations of each Guarantor under this Guaranty are and will be joint and several. Landlord may release any one or more Guarantors at any time without notice to or consent by the remaining Guarantors and without affecting the continuing liability of the remaining Guarantors. Landlord shall not be required to pursue any remedy against any other person or party which shall have executed any agreement of guaranty with Landlord. Landlord may elect, in its sole and absolute discretion, to seek to recover from any one or more of such persons or parties and no such election shall constitute any defense or any other bar or limitation to the enforcement of Guarantors’ obligations set forth herein.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first set forth above.

WITNESS:	GUARANTOR:

CARRUS HEALTHCARE, LLC, a Texas limited liability company

By:

Name:

Title:

TEXOMA HOSPITAL PARTNERS, LLC, a Texas limited liability company

By:

Name:

Title:

CARRUS REHABILITATION HOSPITAL, LLC, a Texas limited liability company

By:

Name:

Title: